_______________________________________________________________
  _______________________________________________________________













                           REVOLVING
                        CREDIT AGREEMENT


                            BETWEEN


               ARDEN REALTY LIMITED PARTNERSHIP,
                A MARYLAND LIMITED PARTNERSHIP,
                          AS BORROWER,


                              AND


            WELLS FARGO BANK, NATIONAL ASSOCIATION,
                           AS LENDER



                    Dated as of May 5, 1997












  _______________________________________________________________
  _______________________________________________________________

                           TABLE OF CONTENTS

                                                           Page

ARTICLE 1  DEFINITIONS . . . . . . . . . . . . . . . . . . . .1

     1.1       Certain Defined Terms . . . . . . . . . . . . .1
     1.2       Computation of Time Periods . . . . . . . . . 27
     1.3       Terms . . . . . . . . . . . . . . . . . . . . 27

ARTICLE 2      ADVANCES. . . . . . . . . . . . . . . . . . . 28

     2.1       Loan Advances and Repayment . . . . . . . . . 28
     2.2       Authorization to Obtain Advances. . . . . . . 30
     2.3       Lender's Accounting . . . . . . . . . . . . . 31
     2.4       Interest on the Advances. . . . . . . . . . . 31
     2.5       Fees. . . . . . . . . . . . . . . . . . . . . 36
     2.6       Payments. . . . . . . . . . . . . . . . . . . 37

ARTICLE 3      CONDITIONS TO ADVANCES. . . . . . . . . . . . 38

     3.1       Conditions to Initial Advances. . . . . . . . 38
     3.2       Conditions Precedent to All Advances. . . . . 39

ARTICLE 4      REPRESENTATIONS AND WARRANTIES. . . . . . . . 41

     4.1       Representations and Warranties as to
               Borrower, Etc.  . . . . . . . . . . . . . . . 41
     4.2       Representations and Warranties as to the
               REIT. . . . . . . . . . . . . . . . . . . . . 47

ARTICLE 5      REPORTING COVENANTS . . . . . . . . . . . . . 51

     5.1       Financial Statements and Other Financial
               and Operating Information . . . . . . . . . . 51
     5.2       Environmental Notices . . . . . . . . . . . . 57
     5.3       Confidentiality . . . . . . . . . . . . . . . 58

ARTICLE 6      AFFIRMATIVE COVENANTS . . . . . . . . . . . . 58

     6.1       With Respect to Borrower. . . . . . . . . . . 59
     6.2       With Respect to the REIT. . . . . . . . . . . 61

ARTICLE 7      NEGATIVE COVENANTS. . . . . . . . . . . . . . 62

     7.1       With Respect to all Parties . . . . . . . . . 63
     7.2       Amendment of Constituent Documents. . . . . . 64
     7.3       Minimum Ownership Interest of Richard
               Ziman . . . . . . . . . . . . . . . . . . . . 65
     7.4       Management. . . . . . . . . . . . . . . . . . 65
     7.5       Margin Regulations. . . . . . . . . . . . . . 65
     7.6       Organization of Borrower, Etc . . . . . . . . 65
     7.7       With Respect to the REIT. . . . . . . . . . . 66

ARTICLE 8      FINANCIAL COVENANTS . . . . . . . . . . . . . 66

     8.1       Distributions . . . . . . . . . . . . . . . . 66
     8.2       Investments; Asset Mix. . . . . . . . . . . . 67
     8.3       Minimum Unencumbered Pool . . . . . . . . . . 68
     8.4       Secured Debt. . . . . . . . . . . . . . . . . 68
     8.5       Financial Covenants in 1996 Revolving
               Credit Agreement. . . . . . . . . . . . . . . 68

ARTICLE 9      EVENTS OF DEFAULT; RIGHTS AND REMEDIES. . . . 69

     9.1       Events of Default . . . . . . . . . . . . . . 69
     9.2       Rights and Remedies . . . . . . . . . . . . . 72

ARTICLE 10     MISCELLANEOUS . . . . . . . . . . . . . . . . 73

     10.1      Expenses. . . . . . . . . . . . . . . . . . . 73
     10.2      Indemnity . . . . . . . . . . . . . . . . . . 74
     10.3      Change in Accounting Principles and
               "Funds from Operations" Definition. . . . . . 75
     10.4      Amendments and Waivers. . . . . . . . . . . . 75
     10.5      Independence of Covenants . . . . . . . . . . 76
     10.6      Notices and Delivery. . . . . . . . . . . . . 76
     10.7      Survival of Warranties, Indemnities and
                 Agreements  . . . . . . . . . . . . . . . . 76
     10.8      Failure or Indulgence Not Waiver;
               Remedies Cumulative . . . . . . . . . . . . . 76
     10.9      Marshaling; Payments Set Aside. . . . . . . . 77
     10.10     Severability. . . . . . . . . . . . . . . . . 77
     10.11     Headings. . . . . . . . . . . . . . . . . . . 77
     10.12     Governing Law; Waiver . . . . . . . . . . . . 77
     10.13     Limitation of Liability . . . . . . . . . . . 77
     10.14     Successors and Assigns. . . . . . . . . . . . 78
     10.15     Consent to Jurisdiction and Service of
               Process: Waiver of Jury Trial . . . . . . . . 78
     10.16     Counterparts; Effectiveness;
               Inconsistencies . . . . . . . . . . . . . . . 79
     10.17     Performance of Obligations. . . . . . . . . . 79
     10.18     Construction. . . . . . . . . . . . . . . . . 79
     10.19     Entire Agreement. . . . . . . . . . . . . . . 79



                 LIST OF EXHIBITS AND SCHEDULES

  Exhibits:

  A       -    Form of Compliance Certificate
  B       -    Form of Fixed Rate Notice
  C       -    Form of Guaranty
  D       -    Form of Note
  E       -    Form of Notice of Borrowing
  F       -    Form of Solvency Certificate


  Schedules:

  1.1A         -    Applicable Spread
  1.1B         -    List of Predecessor Entity Properties
  2.2          -    Employees Authorized to Sign Notices of
                      Borrowing
  4.1(c)  -    Ownership of Borrower
  4.1(j)  -    List of Litigation
  4.1(s)  -    Environmental Matters
  4.1(v)  -    Management Agreements
  4.2(l)  -    Benefit Plans
  8.3          -    List of Unencumbered Assets

                       REVOLVING CREDIT AGREEMENT


          THIS REVOLVING CREDIT AGREEMENT, dated as of May 5, 1997 (as amended, supplemented or modified from time to time, the "Agreement"), is made and entered into by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Lender").

          NOW, THEREFORE, the parties hereto agree as follows:


                           ARTICLE 1

                          DEFINITIONS


     1.1  Certain Defined Terms.   The following terms used in
  this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

          "Accountants" means any (i) "big six" accounting firm or (ii) another firm of certified public accountants of recognized national standing selected by Borrower and acceptable to Lender.

          "Acquisition Price" means the aggregate purchase price for an asset, including bona fide purchase money financing provided by the seller and all other Indebtedness encumbering such asset at the time of acquisition.

          "Advance" means each of the advances made or to be made to Borrower pursuant to Section 2.1, and includes each Base Rate Advance and each LIBOR Advance.

          "Affiliates" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative mean-ings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise, or (b) the ownership of ten percent (10%) or more of the outstanding general partnership or other ownership interests of such Person.

          "Applicable Spread" means the percent per annum figure applicable pursuant to Schedule 1.1A as determined by Lender on the basis of an Applicable Spread Notice; notwithstanding the foregoing, immediately after the initial Advance is made, the Applicable Spread shall be 1.30%.

          "Applicable Spread Event" means any event or events which would increase or decrease Total Liabilities and/or Gross
  Asset Value by an amount sufficient to cause the then existing
  Applicable Spread to change.

          "Applicable Spread Notice" means written notice from Borrower to Lender of an Applicable Spread Event. Each Applicable Spread Notice shall set forth in such reasonable detail as Lender may require (i) the nature of the Applicable Spread Event, (ii) the date or dates of the Applicable Spread Event and (iii) the amount of the increase or decrease in Total Liabilities and/or Gross Asset Value caused or to be caused by such Applicable Spread Event.

          "Base Rate" means, on any day, the higher of (a) the rate of interest per annum established from time to time by Lender at its principal office in San Francisco, California, and designated as its prime rate as in effect on such day and
  (b) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) per annum.

          "Base Rate Advance" means an Advance bearing interest at the Base Rate.

          "Benefit Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which a Person or an ERISA Affiliate is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Borrower" means Arden Realty Limited Partnership, a
  Maryland limited partnership.

          "Business Day" means (a) with respect to any Advance, payment or rate determination of LIBOR Advances, a day, other than a Saturday or Sunday, on which Lender is open for business in San Francisco and on which dealings in Dollars are carried on in the London interbank market, and (b) for all other pur-poses any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, or is a day on which banking institutions located in California are required or authorized by law or other governmental action to close.

          "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Capital Lease Obligations" means all monetary obligations of a Person under any Capital Lease.

          "Capitalized Loan Fees" means, with respect to the REIT and any Consolidated Entity, and with respect to any period, (a) any up-front, closing or similar fees paid by such Person in connection with the incurring or refinancing of Indebtedness during such period and (b) all other costs incurred in connection with the incurring or refinancing of Indebtedness during such period, including, without limitation, appraisal fees paid to lenders, costs and expenses incurred in connection with Swap Agreements, phase 1 environmental report review fees paid to lenders and legal fees, in each of the foregoing cases, that are capitalized on the balance sheet of such Person and amortized over the term of such Indebtedness.

          "Capital Stock" means, with respect to any Person, all (i) shares, interests, participations or other equivalents (howsoever designated) of capital stock or partnership or other equity interests of such Person and (ii) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or partnership or other equity interests of such Person. The term "Capital Stock" includes the Partnership Units of the Borrower.

          "Cash" means, when used in connection with any Person, all monetary and nonmonetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied, less all liabilities for tenant deposits held by that Person.

          "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Moody's Investors Service, Inc., Duff and Phelps, or Fitch Investors Service, Inc. (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to Lender) and not listed for possible down-grade in Credit Watch published by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies; (c) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, or Moody's Investors Service, Inc. (or, if at any time neither Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, nor Moody's Investors Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be acceptable to Lender); and (d) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada which at the time of acquisition
  (A) has (or, in the case of a bank which is a subsidiary, such bank's parent has) a rating of its senior unsecured debt obligations of not less than Baa-2 by Moody's Investors Service, Inc. or a comparable rating by a rating agency acceptable to Lender and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000).

          "City National Bank Loan" means revolving loans to be made by City National Bank to Borrower in an aggregate committed principal amount which shall not exceed $10,000,000 pursuant to the terms of that certain Loan Agreement dated March 12, 1997 between Borrower and City National Bank.

          "Closing Date" means the date on which the applicable conditions contained in Sections 3.1 and 3.2 are satisfied or waived. Within five (5) Business Days of the occurrence thereof, Lender shall deliver written notice to the Borrower confirming the date on which the Closing Date occurs.

          "CMBS Entities" means, collectively, one or more entities formed or to be formed by the REIT or Borrower in connection with the issuance of commercial mortgage-backed securities.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commission" means the Securities and Exchange
  Commission.

          "Commitment" means $110,000,000.

          "Compliance Certificate" means a certificate in the form of Exhibit A hereto delivered to Lender by Borrower pursuant to Section 5.1(d) or other provision of this Agreement and covering compliance with the covenants contained in
  Section 7.3 and Article 8.

          "Consolidated Entity" means, collectively, (i) the Borrower and (ii) any other Person the accounts of which are consolidated with those of the REIT in the consolidated financial statements of the REIT in accordance with GAAP.

          "Construction in Progress" means land on which Borrower has commenced, and is diligently proceeding with, the construction of an Office Property. If, after Borrower has commenced the construction of an Office Property, such construction ceases for 45 or more consecutive days, such land shall cease to be Construction in Progress and shall become Land until Borrower starts construction of the Office Property again.

          "Contaminant" means any pollutant (as that term is defined in 42 U.S.C. 9601(33)) or toxic pollutant (as that term is defined in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6903(5)), radioactive material, special waste, petroleum (including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof), any constituent of any such substance or waste, including, but not limited to, polychlorinated biphenyls and asbestos, or any other substance or waste deleterious to the environment the release, disposal or remediation of which is now or at any time becomes subject to regulation under any Environmental Law.

          "Contractual Obligation" as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, lease, contract, under-taking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

          "Contribution Agreement" means (i) that certain Contribution Agreement made as of October 9, 1996, by and among Richard S. Ziman, an individual, Montour Realty Associates, a California general partnership, Metropolitan Falls Partners, a California general partnership, Intercity Building Associates, a California general partnership, Victor J. Coleman, an indivi-dual, Coleman Enterprises, Inc., a California corporation, Ziman Realty Partners, a California general partnership, Broad Base Investments II, LLC, a Nevada limited liability company, Michele Byer, individually and as trustee of the Michele Byer Trust, a revocable inter vivos trust dated September 20, 1996, Anaheim Properties LLC, a California limited liability company, Arden Century Associates, a California general partnership, Arden Sawtelle Associates, a California general partnership, the REIT and Borrower and (ii) any other agreement between the Borrower and a CMBS Entity providing for contribution by the Borrower of certain contributions it receives from its limited partners with respect to Debt of the CMBS Entity and on substantially similar terms as the Contribution Agreement described in the foregoing clause (i). Borrower shall deliver to Lender a copy of each Contribution Agreement entered into after the date of this Agreement.

          "Court Order" means any judgment, writ, injunction, decree, rule or regulation of any court or Governmental
  Authority binding upon the Person in question.

          "Debt" means, with respect to any Person, without duplication, the principal amount of (a) its liabilities for borrowed money, (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable in the ordinary course of business, but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any property), (c) its Capitalized Lease Obligations, (d) any liabilities for borrowed money secured by a Lien with respect to any property owned by such Person (whether or not it is assumed by such Person or such Person otherwise becomes liable for such liabilities), (e) all liabilities with respect to any unreimbursed draws on letters of credit and (f) any Guaranty of such Person with respect to any of the foregoing.

          "Debt Service" means, for any period, Interest
  Expense for such period plus scheduled principal amortization (excluding any balloon or bullet payment due at maturity) for such period on all Debt of the REIT and Consolidated Entities and on the REIT's and each Consolidated Entity's pro rata share of all Debt of each Unconsolidated Joint Venture. For purposes of the foregoing definition, the REIT's and such Consolidated Entity's pro rata share of such Debt shall be deemed to be equal to the product of (i) such Debt, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or such Consolidated Entity, expressed as a decimal.

          "Depreciation and Amortization Expense" means
  (without duplication), for any period, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the REIT and the Consolidated Entities, plus (ii) the REIT's and any Consolidated Entity's pro rata share of depreciation and amortization expenses of Unconsoli-dated Joint Ventures. For purposes of this definition, the REIT's pro rata share of depreciation and amortization expense of any Unconsolidated Joint Venture shall be deemed equal to the product of (i) the depreciation and amortization expense of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or any Consolidated Entity, expressed as a decimal.

          "Designated Market" means, with respect to any LIBOR
  Advance, the London interbank LIBOR market or such other interbank LIBOR market as may be designated in writing from time to time by Lender.

          "Disqualified Stock" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is or may be redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date. Borrower's Partnership Units shall not be considered Disqualified Stock.

          "DOL" means the United States Department of Labor and any successor department or agency.

          "Dollars" and "$" means the lawful money of the United States of America.

          "EBITDA" means, for any period, Net Income, plus (without duplication) (a) Interest Expense, (b) Tax Expense,
  (c) Depreciation and Amortization Expense and (d) cash dividends and distributions actually received by the REIT or any Consolidated Entity from any Unconsolidated Joint Venture, in each case for such period.

          "Environmental Laws" has the meaning set forth in
  Section 4.1(s).

          "Environmental Lien" means a Lien in favor of any Governmental Authority for (a) any liability under Environ-mental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "ERISA" means the Employee Retirement Income Security
  Act of 1974, as amended from time to time, and any successor statute.

          "ERISA Affiliate" means, with respect to any Person, any (a) corporation which is, becomes, or is deemed to be a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person,
  (b) partnership, trade or business (whether or not incorporated) which is, becomes or is deemed to be under common control (within the meaning of Section 414(c) of the Code) with such Person, (c) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and
  Section 412(n) of the Code, Person which is, becomes or is deemed to be a member of the same "affiliated service group" (as defined in Section 414(m) of the Code) as such Person, or
  (d) solely for purposes of potential liability under
  Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and
  Section 412(n) of the Code, other organization or arrangement described in Section 414(o) of the Code which is, becomes or is deemed to be required to be aggregated pursuant to regulations issued under Section 414(o) of the Code with such Person pursuant to Section 414(o) of the Code.

          "Event of Default" means any of the occurrences so defined in Article 9.

          "FDIC" means the Federal Deposit Insurance
  Corporation or any successor thereto.

          "Federal Funds Rate" means, as of any date of deter-mination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal Funds trans-actions in New York City selected by the Lender. For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

          "FIRREA" means the Financial Institutions Recovery,
  Reform and Enforcement Act of 1989, as amended from time to time.

          "Fiscal Quarter" means each three-month period ending on March 31, June 30, September 30 and December 31; provided, however, that notwithstanding the foregoing, the first "Fiscal Quarter" of the REIT and the Consolidated Entities shall be the period commencing on October 9, 1996 and ending on December 31, 1996.

          "Fiscal Year" means the fiscal year of Borrower which shall be the twelve (12) month period ending on the last day of December in each year.

          "Fixed Rate Notice" means, with respect to a LIBOR
  Advance pursuant to Section 2.1(b), a notice substantially in the form of Exhibit B.

          "Fixed Rate Price Adjustment" has the meaning given to such term in Section 2.4(h)(iii).

          "Funding Date" means, with respect to any Advance, the date of the funding of such Advance.

          "Funds from Operations" shall be interpreted consistently with the NAREIT Definition and, subject to
  Section 10.3, shall mean, for any period, net income for such period excluding gains (or losses) from debt restructuring and sales of Real Property, plus the portion of Depreciation and Amortization Expenses during such period which is attributable to Real Property, and after adjustments for Unconsolidated Joint Ventures. (Adjustments for Unconsolidated Joint Ventures shall be calculated to reflect funds from operations on the same basis.)

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or govern-ment, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Gross Asset Value" means, as of the date of determination, the sum of (without duplication):

          (i) the product of (x) EBITDA of the REIT and the Consolidated Entities for the fiscal period consisting of the Fiscal Quarter most recently ended (less EBITDA attributable to Real Property acquired during such Fiscal Quarter from persons other than Predecessor Entities), multiplied by 4, multiplied by (y) 9.1743;

          (ii) Cash and Cash Equivalents held by the REIT and the Consolidated Entities on the last day of such most recently ended Fiscal Quarter; and

          (iii) ninety percent (90%) of the Acquisition Price for Real Property acquired (from persons other than Predecessor
  Entities) during such Fiscal Quarter.

          "Guaranty" means a guaranty of payment in the form of Exhibit C.

          "Guaranty Obligation" means, as to any Person, any
  (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of such Person.

          "Indebtedness" means, as to any Person (without duplication), (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, whether or not subordinated and whether with or without recourse beyond any collateral security, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (c) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker's acceptances issued for such Person's account, (d) all obligations of such Person to pay the deferred purchase price of Property or services, (e) the principal portion of Capital Lease Obligations of such Person set forth in the financial statements of such Person and, with respect to each operating lease, including all ground leases to the extent not treated as Capital Leases, the present value of all rental payments due over the remaining term of such lease (using a discount rate of 10%), provided, however, that, to the extent any ground lease payment has been deducted in determining Net Income, then such present value shall not be counted as Indebtedness in calculating the ratio set forth in Section 9.2 of the 1996 Revolving Credit Agreement (which Section Borrower is obligated to comply with, for purposes of this Agreement, by
  Section 8.5 of this Agreement), (f) all Guaranty Obligations of such Person, (g) all Contractual Obligations of such Person,
  (h) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property),
  (i) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of foreign currency exchange agreements, (j) ERISA obligations currently due and payable, (k) as applied to the REIT and the Consolidated Entities, all indebtedness, obligations or other liabilities of Unconsolidated Joint Ventures which are recourse to the REIT and/or any of the Consolidated Entities, (l) the REIT's and Consolidated Entities' pro rata share of Nonrecourse Debt of Unconsolidated Joint Ventures, (m) the amount which would be owed by such Person to any counterparty under any Swap Agreement(s) in the event such Swap Agreement(s) were terminated as of any date of determination of Indebtedness,
  (n) improvement and assessment district taxes (including, without limitation, taxes under the Mello-Roos Community Facilities Act of 1982) assessed or otherwise due with respect to any Property of such Person, and (o) without duplication or limitation, all liabilities and other obligations included in the financial statements (or notes thereto) of such Person as prepared in accordance with GAAP. For purposes of clause (l), the REIT's and the Consolidated Entities' pro rata share of Nonrecourse Debt of any Unconsolidated Joint Venture shall be deemed to be equal to the product of (i) the Nonrecourse Debt of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Joint Venture held by the REIT or any Consolidated Entity, expressed as a decimal. With respect to any agreement entered into by such Person to purchase Real Property, "Indebtedness" shall not include any amount in excess of the amount (if any) which such Person is obligated to pay as liquidated damages under such agreement in the event such Person breaches its obligation to purchase such Real Property.

          "Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, good-will, computer software, copyrights, trade names, trademarks, patents and Capitalized Loan Fees (other than capitalized interest with respect to construction in progress).

          "Interest Expense" means, for any period, the sum (without duplication) for such period of (i) total interest expense, whether paid or accrued, of the REIT and the Consolidated Entities and the portion of any Capitalized Lease Obligations allocable to interest expense during such period, including the REIT's and each Consolidated Entity's share of interest expenses in Unconsolidated Joint Ventures but exclud-ing amortization or writeoff of debt discount and expense (except as provided in clause (ii) below), (ii) amortization of costs related to Swap Agreements, (iii) capitalized interest,
  (iv) amortization of Capitalized Loan Fees, (v) to the extent not included in clauses (i), (ii), (iii) and (iv), the REIT's and each Consolidated Entity's pro rata share of interest expense and other amounts of the type referred to in such clauses of the Unconsolidated Joint Ventures, and (vi) interest incurred on any liability or obligation that constitutes a Guaranty Obligation of the REIT or any Consolidated Entity.
  For purposes of clause (v), the REIT's and such Consolidated Entity's pro rata share of interest expense or other amount of any Unconsolidated Joint Venture shall be deemed equal to the product of (a) the interest expense or other relevant amount of such Unconsolidated Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or such Consolidated Entity, expressed as a decimal.

          "Interest Period" means, with respect to each LIBOR Advance, a period commencing on a Business Day and ending one (1) or two (2) months thereafter, as specified by the Borrower pursuant to Section 2.1(b), provided that any such period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such period shall end on the immediately preceding Business Day.

          "Investment" means, with respect to any Person, (i) any direct or indirect purchase or other acquisition by that Person of stock or securities, or any beneficial interest in stock or other securities, of any other Person, any partnership interest (whether general or limited) in any other Person, or all or any substantial part of the business or assets of any other Person, (ii) any direct or indirect loan, advance or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "Investment Mortgages" mean mortgages or deeds of trust securing indebtedness owned by Borrower.

          "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

          "Joint Venture" means a joint venture, partnership, limited liability company, business trust or similar arrange-ment, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

          "Land" means unimproved (except as otherwise provided in the definition of "Construction in Progress") land. "Land" does not include Construction in Progress.

          "Lender Taxes" has the meaning given to such term in
  Section 2.4(g).

          "Liabilities and Costs" means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "LIBOR Advance" means an Advance bearing interest at a fixed rate of interest determined by reference to the LIBOR
  Rate.

          "LIBOR Office" means the office of Lender designated as such on the signature pages hereto or such other office of Lender as designated from time to time by notice from Lender to Borrower, whether or not outside the United States, which shall be making or maintaining LIBOR Advances of Lender.

          "LIBOR Rate" means, with respect to any LIBOR
  Advance, the rate per annum (determined solely by the Lender and rounded upward to the next 1/16th of one percent ) at which deposits in Dollars are offered by the Lender in the Designated Market at approximately 9:00 a.m. (California time) two (2) Business Days prior to the first day of the applicable Interest Period in an amount approximately equal to such LIBOR Advance, and for a period of time comparable to the number of days in the applicable Interest Period. The determination of the LIBOR Rate by the Lender shall be conclusive in the absence of manifest error. The foregoing rate of interest shall be reserve adjusted by dividing LIBOR by one (1.00) minus the LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%). All references in this Agreement or other Loan Documents to LIBOR include the aforesaid reserve adjustment.

          "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBOR Advances made by the Lender, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) announced within the Lender as the reserve percentage applicable to the Lender as specified under regulations issued from time to time by the Federal Reserve Board. The LIBOR Reserve Percentage shall be based on Regulation D of the Federal Reserve Board or other regulations from time to time in effect concerning reserves for "Eurocurrency Liabilities" from related institutions as though the Lender were in a net borrowing position.

          "Lien" means any mortgage, deed of trust, pledge, negative pledge, hypothecation, collateral assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a "true" lessor pursuant to 9408 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

          "Loan Account" has the meaning given to such term in
  Section 2.3.

          "Loan Documents" means this Agreement, the Note, the Guaranty, and all other agreements, instruments and documents (together with amendments and supplements thereto and replacements thereof) now or hereafter executed by the REIT or Borrower which evidence, guarantee or secure the Obligations, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

          "Major Agreement" means, with respect to any Real Property included within the Unencumbered Pool or which Borrower proposes for inclusion within the Unencumbered Pool,
  (a) a lease of such Real Property with respect to 25,000 square feet or more of gross leasable area, and (b) each ground lease affecting such Real Property.

          "Material Adverse Effect" means, with respect to a Person, a material adverse effect upon the condition (financial or otherwise), operations, performance or properties of such Person. The phrase "has a Material Adverse Effect" or "will result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect", and the phrase "has no (or does not have a) Material Adverse Effect" or "will not result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "does not or will not or could not reasonably be anticipated to result in a Material Adverse Effect".

          "Maturity Date" has the meaning given to such term in
  Section 2.1(d).

          "Minority Interests" means that portion of "minority interests" as set forth in the REIT's financial statements which is attributable to the ownership interest in Borrower of Persons other than the REIT.

          "Multiemployer Plan" means an employee benefit plan defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by a Person or an ERISA Affiliate.

          "NAREIT Definition" has the meaning given to such term in Section 10.3.

          "Net Income" means, for any period, total net income (or loss) of the REIT and the Consolidated Entities for such period, provided that there shall be excluded therefrom (i) any charge attributable to, or otherwise on account of, the Minority Interests, (ii) any income or loss attributable to extraordinary items (including, without limitation, any income or loss attributable to restructuring of Indebtedness),
  (iii) gains and losses from sales of assets, (iv) the REIT's pro rata share of the income (or loss) of any Unconsolidated Joint Venture for such period, and (v) except to the extent otherwise included hereunder, the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Entity or is merged with the REIT or any Consolidated Entity or such Person's assets are acquired by the REIT or any Consoli-dated Entity. For purposes of this definition, the REIT's pro rata share of income (or loss) of any Unconsolidated Joint Venture shall be deemed equal to the product of (i) the income (or loss) of such Unconsolidated Joint Venture, multiplied by
  (ii) the percentage of the total outstanding Capital Stock of such Person held by the REIT or any Consolidated Entity, expressed as a decimal.

          "Net Offering Proceeds" means (a) all cash proceeds received by the REIT as a result of the sale of common, preferred or other classes of stock of the REIT (if and only to the extent reflected in stockholders' equity on the consolidated balance sheet of the REIT prepared in accordance with GAAP) less customary costs, expenses and discounts of issuance paid by the REIT, all of which proceeds shall have been concurrently contributed by the REIT to Borrower as additional capital, plus (b) all cash and the fair market value of the net equity of all properties contributed to Borrower by one or more Persons in exchange for limited partnership interests in Borrower.

          "1996 Revolving Credit Agreement" means that certain Revolving Credit Agreement, dated as of December 17, 1996, by and among Borrower, as borrower, and Lender, Commerzbank AG, Los Angeles Branch, Dresdner Bank AG, New York Branch and Grand Cayman Branch, Fleet National Bank, Keybank National Association, Manufacturers Bank, Union Bank of
  California, N.A., The First National Bank of Chicago, and PNC Bank, NA, as lenders, and Lender, as agent, as from time to time amended, supplemented or otherwise modified.

          "Nonrecourse Debt" means any Debt: (a) under the terms of which the payee's remedies upon the occurrence of a default are limited to specific, identified assets of the payor which secure such Debt; and (b) for the repayment of which the payor has no personal liability beyond the loss of such specified assets, except for liability for fraud, material misrepresentations or misuse or misapplication of insurance proceeds, condemnation awards or rents, existence of hazardous waste or other customary exceptions to nonrecourse provisions.

          "Note" means the Promissory Note made by Borrower to Lender evidencing the Advances, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted. The Note shall be substantially in the form of Exhibit D.

          "Notice of Borrowing" means, with respect to a proposed Advance pursuant to Section 2.1(b), a notice substantially in the form of Exhibit E.

          "Obligations" means all present and future obligations and liabilities of the Borrower of every type and description arising under or in connection with this Agreement, the Note and the other Loan Documents due or to become due to the Lender or any Person entitled to indemnification, or any of their respective successors, transferees or assigns, whether for principal, interest, fees, expenses, indemnities or other amounts (including attorneys' fees and expenses) and whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising after the commencement of a proceeding under the Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by a statute of limitations or such obligation or liability may otherwise be unenforceable.

          "Office Property" means any Real Property that is an office building and any related parking facility.

          "Officer's Certificate" means a certificate signed by a specified officer of a Person certifying as to the matters set forth therein.

          "Partnership Units" has the meaning established for that term in the Partnership Agreement of the Borrower.

          "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

          "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental
  Authority under an applicable Requirement of Law.

          "Permitted Liens" mean:

          (a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority or claims not yet due and any such taxes, assessments, charges or claims which are due if they are being contested by Borrower in accordance with Section 6.1(d);

          (b) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), or statutory obligations;

          (c) Liens imposed by laws, such as mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due or are being contested as permitted under this Agreement;

          (d)  any Liens which are approved by Lender; and

          (e) rights of lessees under leases and the rights of lessors under Capital Leases.

          "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

          "Plan" means an employee benefit plan defined in
  Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or an ERISA Affiliate, as applicable, is an "employer" as defined in Section 3(5) of ERISA.

          "Predecessor Entity" means Arden Realty Group, Inc., a California corporation ("Arden Realty California"), or any Person who was at any time an Affiliate of Arden Realty California or any Person that owned any of the Real Properties listed on Schedule 1.1B contributed such Real Properties to the REIT or the Borrower.

          "Price Adjustment Date" has the meaning given to such term in Section 2.4(h)(iii).

          "Proceedings" means, collectively, all actions, suits and proceedings before, and investigations commenced or threatened by or before, any court or Governmental Authority with respect to a Person.

          "Property" means, as to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned and operated by such Person in the ordinary course of its business.

          "Property Expenses" means, for any Office Property, all operating expenses relating to such Office Property, including the following items (provided, however, that Property Expenses shall not include Debt Service, tenant improvement costs, leasing commissions, capital improvements, Depreciation and Amortization Expenses and any extraordinary items not considered operating expenses under GAAP):

               (i)  all expenses for the operation of such
       Office Property, including any management fees payable under management contracts, landscaping costs, janitorial costs, costs for trash pickup and security costs and all insurance expenses, but not including any expenses incurred in connection with a sale or other capital or interim capital transaction;

               (ii) water charges, property taxes, sewer rents and other impositions, other than fines, penalties, interest or such impositions (or portions thereof) that are payable by reason of the failure to pay an imposition timely;

               (iii) the cost of routine maintenance, repairs and minor alterations, to the extent they can be expensed under GAAP; and

               (iv)  if Borrower's interest in such Office
       Property is a ground leasehold interest, rents paid by Borrower under the ground lease for such Office Property.

          "Property Income" means, for any Office Property, all gross revenue from the ownership and/or operation of such Office Property (but excluding income from a sale or other capital item transaction), service fees and charges, all tenant expense reimbursement income payable with respect to such Office Property (but not such reimbursement for expenditures not deducted as a Property Expense), and proceeds of business interruption insurance specifically allocable to such Office Property.

          "Property Information" means the following informa-tion and other items with respect to each Real Property which Borrower intends to designate as an Unencumbered Asset to be added to the Unencumbered Pool:

               (i)  A physical description of such Real
       Property, the date upon which such Real Property was acquired or is proposed to be acquired by Borrower, the Acquisition Price of such Real Property, if the building located on such Real Property or the use of such building does not conform to applicable zoning ordinances and laws, whether such building or use is a legal nonconforming use, a copy of any reports delivered to Borrower with respect to the structural integrity of improvements located on such Real Property and Borrower's preliminary budget for nonrevenue enhancing capital expenditures for such Real Property for the next succeeding eight (8) Fiscal Quarters;

               (ii)  A current operating statement for such
       Real Property, audited or certified by Borrower as being true and correct in all material respects and prepared in accordance with GAAP, and comparative operating statements for the current interim fiscal period and for the previous two (2) Fiscal Years (or such lesser period as it has been operating); provided, however, that, if Borrower shall have owned such Real Property for less than the period to be covered by such operating statements and comparative operating statements, then the audit and certification requirements shall extend only to the period of ownership by Borrower, and Borrower shall provide to Lender complete copies of any operating statements prepared by former owner(s) of such Real Property with respect to the remainder of the periods required hereunder, if the same are available to Borrower;

               (iii)  A current Rent Roll for such Real
       Property, certified by Borrower as being true and correct
       (or if Borrower does not presently own the Property, a copy of the Rent Roll prepared by the seller thereof);

               (iv)  A "Phase I" environmental assessment of
       such Real Property not more than twelve (12) months old, prepared by an environmental engineering firm reasonably acceptable to Lender;

               (v) Copies of all Major Agreements affecting such Real Property;

               (vi) A copy of Borrower's most recent Owner's or Leasehold Policy of Title Insurance, if any, covering such Real Property; and

               (vii)  If Borrower's interest in such Real
       Property is a ground leasehold interest, a copy of the ground lease pursuant to which Borrower leases such Real
       Property and all amendments thereto and memoranda thereof.

          "Property NOI" means, for any Office Property for any period, (i) all Property Income for such period, minus (ii) all Property Expenses for such period.

          "Real Property" means each lot or parcel (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by the Borrower or any other Consolidated Entity.

          "Regulations G, T, U and X" mean such Regulations of the Federal Reserve Board as in effect from time to time.

          "REIT" means Arden Realty, Inc., a Maryland corporation.

          "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

          "Remedial Action" means any action required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

          "Rent Roll" means, with respect to any Real Property, a rent roll for such Real Property stating for each tenancy within such Real Property the identity of the lessee, the suite designation of the space leased, the gross leasable area included within such space, the date of commencement and the date of termination of such tenancy, the periods of any options to extend or terminate such tenancy, the base rent and any escalations or operating expense reimbursement payable in respect of such tenancy and the type of lease (i.e., gross or degree to which net of expenses, taxes and other items).

          "Reportable Event" means any of the events described in Section 4043(b) of ERISA, other than an event for which the thirty (30) day notice requirement is waived by regulations.

          "Requirements of Law" means, as to any Person, the charter and by-laws, partnership agreement or other organiza-tional or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X, FIRREA and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

          "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person.

          "S-11" means the Form S-11 Registration Statement under the Securities Act filed by the REIT with the Commission on July 16, 1996, as amended.

          "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificate of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations, provided that Securities shall not include Cash Equivalents, Investment Mortgages or equity investments in Unconsolidated Joint Ventures.

          "Securities Act" means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Securities Exchange Act" means the Securities
  Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Solvency Certificate" means a certificate in the form of Exhibit F.

          "Solvent" means, as to any Person at the time of determination, that such Person (a) owns Property the value of which (both at fair valuation and at present fair saleable value) is greater than the amount required to pay all of such Person's liabilities (including the probable amount of contingent liabilities and debts); (b) is able to pay all of its debts as such debts mature (including through refinancing on commercially reasonable terms); and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

          "Stockholders' Equity" means, as of any date of determination, the consolidated Stockholders' Equity of the REIT as of that date determined in accordance with GAAP and shown in the financial statements of the REIT and the Consolidated Entities; provided that there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.

          "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the Securities having ordinary voting power for the election of directors or other governing body (other than Securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or
  (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

          "Swap Agreement" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar", "floor," "buy down" or other interest rate protection with respect to any Indebtedness.

          "Tax Expense" means (without duplication), for any period, total tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued, of the REIT and the Consolidated Entities, including the REIT's and each Consolidated Entity's pro rata share of tax expenses in each Unconsolidated Joint Venture. For purposes of this definition, the REIT's and such Consolidated Entity's pro rata share of any such tax expense of such Unconsolidated Joint Venture shall be deemed equal to the product of (i) such tax expense of such Unconsolidated Joint Venture, multiplied by
  (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or such Consolidated Entity, expressed as a decimal.

          "Termination Event" means (a) any Reportable Event,
  (b) the withdrawal of a Person or an ERISA Affiliate of such Person from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the occurrence of an obligation arising under
  Section 4041 of ERISA of a Person or an ERISA Affiliate of such Person to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC of proceedings to terminate any Benefit Plan under
  Section 4042 of ERISA, (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the appointment of a trustee to administer a Benefit Plan, (f) the partial or complete withdrawal of such Person or any ERISA Affiliate of such Person from a Multiemployer Plan, or (g) the adoption of an amendment by any Person or any ERISA Affiliate of such Person to terminate any Benefit Plan.

          "Total Liabilities" means, at any time, without duplication, the aggregate amount of (i) all Indebtedness and other liabilities of the REIT and the Consolidated Entities reflected in the financial statements of the REIT or disclosed in the financial notes thereto, plus (ii) all liabilities of all Unconsolidated Joint Ventures that are recourse to the REIT or any Consolidated Entity or any of its assets or that otherwise constitute Indebtedness of the REIT or any Consolidated Entity, plus (iii) the REIT's pro rata share of all Indebtedness and other liabilities of any Unconsolidated Joint Venture not otherwise constituting Indebtedness of the REIT or any Consolidated Entity, plus (iv) all Guaranty Obligations of the REIT and the Consolidated Entities. For purposes of clause (iii), the REIT's pro rata share of all Indebtedness and other liabilities of any Unconsolidated Joint Venture shall be deemed equal to the product of (a) such Indebtedness or other liabilities, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by the REIT or any Consolidated Entity, expressed as a decimal. Total Liabilities shall not include Minority Interests.

          "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a person other than a natural person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

          "Unconsolidated Joint Venture" means any Joint Venture of the REIT or any Consolidated Entity in which the REIT or such Consolidated Entity holds any Capital Stock but which would not be combined with the REIT in the consolidated financial statements of the REIT in accordance with GAAP.

          "Unencumbered Asset Value" means, at any time, with respect to a specified Unencumbered Asset, (i) for Unencumbered Assets that have been Wholly-Owned by the Borrower or a Predecessor Entity for at least one full Fiscal Quarter at such time, the product of the Property NOI of such Unencumbered Assets during the period of the full Fiscal Quarter ended most recently multiplied by 4, divided by 10.0% (expressed as a decimal), or (ii) for Unencumbered Assets that have been Wholly-Owned by the Borrower or a Predecessor Entity for less than one full Fiscal Quarter at such time, an amount equal to ninety percent (90%) of the Acquisition Price for such Unencumbered Assets.

          "Unencumbered Asset" means any Real Property designated by Borrower that satisfies all of the following conditions:

            (i)  is an Office Property;

           (ii)  is free and clear of any Lien, other than
  (a) easements, covenants, and other restrictions, charges or encumbrances not securing Indebtedness that do not interfere materially with the ordinary operations of such Real Property and do not materially detract from the value of such Real Property; (b) building restrictions, zoning laws and other Requirements of Law, and (c) leases and subleases of such Real Property in the ordinary course of business, and (d) Permitted Liens;

          (iii)  is Wholly-Owned;

           (iv)  such Real Property is not less than 70%
  leased;

            (v)  after adding such Real Property to the
  Unencumbered Pool, the Real Properties in the Unencumbered Pool shall not be less than 85% leased; and

           (vi) the Real Property has been expressly approved by Lender in writing as an Unencumbered Asset.

          As of the date hereof all Unencumbered Assets are described on Schedule 8.3, provided that if any Unencumbered Asset (including any of the properties listed on Schedule 8.3) no longer satisfies any of the conditions set forth in the foregoing clauses (i) through (v), inclusive, Lender shall have the right, at any time and from time to time, to notify the Borrower that, effective upon the giving of such notice, such asset shall no longer be considered an Unencumbered Asset. If the Borrower intends to designate a Property as an Unencumbered Asset to be added to the Unencumbered Pool from time to time, it will notify the Lender of such intention, which notice will include, with respect to such Property, the Property Informa-tion with respect to such Property, and such other information and items as may be reasonably requested by Lender with respect to such Property. If the Borrower at any time intends to withdraw any Property from the Unencumbered Pool, it shall
  (i) notify the Lender of its intention, and (ii) deliver to the Lender a certificate of its chief financial officer, chief executive officer or chief operating officer setting forth the calculations establishing that the Borrower will be in compliance with Section 8.3 with giving effect to such with-drawal (and any concurrent addition of Properties to the Unencumbered Pool), which calculations shall be in such detail, and otherwise in such form and substance, as Lender reasonably requires. Effective automatically upon receipt of such notice and certificate by the Lender (or upon any later date stated in such notice), such Real Property shall no longer constitute an Unencumbered Asset.

          "Unencumbered Pool" means the pool of Unencumbered
  Assets.

          "Unencumbered Pool Statements" has the meaning given to such term in Section 5.1(f).

          "Unmatured Event Of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          "Unused Facility Fee" has the meaning given to such term in Section 2.5(b).

          "WFB Swap Agreement" means any Swap Agreement entered into between Wells Fargo and Borrower , including, without limitation, that certain ISDA Master Agreement, dated as of December 17, 1996, between Borrower and Lender.

          "Wholly-Owned" means, with respect to any Real
  Property, that title to such Real Property is held in fee directly by the Borrower or that Borrower is the lessee under a ground lease approved by Lender.

     1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to and including". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

     1.3  Terms.

               (a) Any accounting terms used in this Agreement which are not specifically defined shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed in this Agreement.

          (b) In each case where the consent or approval of Lender is required, or its non-obligatory action is requested by Borrower, such consent, approval or action shall be in the sole and absolute discretion of Lender, unless otherwise specifically indicated.

          (c) Any time the word "or" is used herein, unless the context otherwise clearly requires, it has the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement or to any other Loan Document includes any and all amendments, modifications, supplements, renewals or restatements thereto or thereof, as applicable.


                           ARTICLE 2

                            ADVANCES


     2.1  Loan Advances and Repayment.

          (a)  Loan Availability.

               (i)  Subject to the terms and conditions set
       forth in this Agreement, Lender hereby agrees to make Advances to Borrower from time to time during the period from the Closing Date to the Business Day next preceding the Maturity Date, subject to the following:

                        (x)  The aggregate principal amount of
                all outstanding Advances shall not at any time exceed One Hundred Ten Million Dollars
                ($110,000,000); and

                        (y)  the aggregate principal amount of
                all outstanding Advances shall not at any time exceed the lesser of (1) the Commitment or (2) the amount which, when combined with all components of the unsecured Total Liabilities of the REIT and the Consolidated Entities (including, without limitation, all outstanding "Line B Advances" as defined in the 1996 Revolving Credit Agreement) other than outstanding Advances as of the date of determination, is equal to fifty percent (50%) of the aggregate Unencumbered Asset Value of the Unencumbered Pool as of such date.

      Advances may be voluntarily prepaid pursuant to
        Section 2.6(a) and, subject to the provisions of this Agreement, any amounts so prepaid may be reborrowed under this Section 2.1(a)(i). Interest shall accrue and be payable on outstanding Advances as provided in
        Section 2.4. The principal balance of the Advances shall be payable in full on the Maturity Date. The obligation of Borrower to repay Advances will be evidenced by the Note.

              (b)  Notice of Borrowing.

                   (i)  Whenever Borrower desires to borrow
        under this Section 2.1, but in no event more than six (6) times during any one (1) calendar month, Borrower shall give Lender, at Wells Fargo Real Estate Group Disbursement Center, 2120 East Park Place, Suite 100, El Segundo, California 90245, Attention: Ms. Rosalind McCall (telephone: (310) 335-9451; telecopier: (310) 615-1014), with a copy to: Wells Fargo Bank, Real Estate Group,
        333 South Grand Avenue, 12th Floor, Los Angeles, California 90071, Attention: Andrew Downs, or such other addresses as Lender shall designate, an original or facsimile Notice of Borrowing no later than 9:00 A.M.
        (San Francisco time), with respect to LIBOR Advances, not less than one (1) nor more than five (5) Business Days prior to the proposed Funding Date of each such Advance, and, with respect to Base Rate Advances, on the proposed Funding Date of each such Advance but not more than five
        (5) Business Days prior to such proposed Funding Date. Each Notice of Borrowing shall specify (A) the Funding Date (which shall be a Business Day) of the proposed Advance, (B) the amount of the proposed Advance, provided that the aggregate amount of such proposed Advance shall, if such Advance is a LIBOR Advance, equal One Million Dollars ($1,000,000) or integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof, and provided further that the aggregate amount of such proposed Advance shall, if such Advance is a Base Rate Advance, be equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000), (C) whether the Advance to be made thereunder will be a Base Rate Advance or a LIBOR Advance and, if a LIBOR Advance, the Interest Period, and (D) the proposed use of such Advance. Any Notice of Borrowing pursuant to this Section 2.1(b) shall be irrevocable.

                   (ii) Borrower may elect (A) to convert LIBOR Advances or any portion thereof into Base Rate Advances, or (B) to convert Base Rate Advances or any portion thereof to LIBOR Advances, or (C) to convert LIBOR Advances or any portion thereof into new LIBOR Advances, provided, however, that the aggregate amount of the Advances being converted into or continued as LIBOR Advances shall, in the aggregate, equal One Million Dollars ($1,000,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof. The conversion of a LIBOR Advance to a Base Rate Advance or to a new LIBOR Advance shall only occur on the last Business Day of the Interest Period relating to such LIBOR Advance. Each election under clause (B) above shall be made by Borrower giving Lender an original or facsimile Notice of Borrowing no later than 9:00 A.M. (San Francisco time), not less than three (3) nor more than five (5) Business Days prior to the date of proposed conversion to a LIBOR Advance. Each election under clause (C) above shall be made by Borrower giving Lender an original or facsimile Notice of Borrowing no later than 9:00 A.M. (San Francisco time), not less than three (3) nor more than five (5) Business Days prior to the last day of the Interest Period for the LIBOR Advance in question. Each Notice of Borrowing delivered pursuant to this Section 2.1(b)(ii) shall specify (1) the amount of the new LIBOR Advance or Base Rate Advance, as the case may be, (2) if a LIBOR Advance, the Interest Period therefor, and (3) the date of the effectiveness of the LIBOR Rate or Base Rate, as the case may be (which date shall be a Business Day).

                   (iii)  Upon receipt of a Notice of Borrowing
        in proper form requesting LIBOR Advances under subparagraph (i) or (ii) above, Lender shall determine the LIBOR Rate applicable to the Interest Period for such LIBOR Advances, and shall, two (2) Business Days prior to the beginning of such Interest Period, give (by facsimile) a Fixed Rate Notice in respect thereof to Borrower; provided, however, that failure to give such notice to Borrower shall not affect the validity of such rate. Each determination by Lender of the LIBOR Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error.

                   (iv)  If Borrower does not make a timely
        election to convert all or a portion of a LIBOR Advance into a new LIBOR Advance in accordance with
        Section 2.1(b)(ii), such LIBOR Advance shall be automatically converted to a Base Rate Advance upon expiration of the Interest Period applicable to such LIBOR Advance.

              (c) Making of Advances. Except as otherwise provided herein, Lender shall deposit the proceeds of each Advance in Borrower's account number 4600-598-411 at the Los Angeles main office of Lender.

              (d)  Term.  The outstanding balance of the
  Advances shall be payable in full on the earlier to occur of,
  (i) June 30, 1997 or (ii) the acceleration of the Advances pursuant to Section 9.2(a) (said earlier date referred to herein as the "Maturity Date").

      2.2 Authorization to Obtain Advances. Schedule 2.2 sets forth the names of those employees of Borrower authorized by Borrower to sign Notices of Borrowing, and Lender shall be entitled to rely on such Schedule until notified in writing by Borrower of any change(s) of the persons so authorized. Lender shall be entitled to act on the instructions of anyone identifying himself or herself as one of the Persons authorized to execute a Notice of Borrowing, and Borrower shall be bound thereby in the same manner as if such Person were actually so authorized. Borrower agrees to indemnify, defend and hold Lender harmless from and against any and all Liabilities and Costs which may arise or be created by the acceptance of instructions in any Notice of Borrowing, unless caused by the gross negligence or willful misconduct of Lender.

      2.3 Lender's Accounting. Lender shall maintain a loan account (the "Loan Account") on its books in which shall be recorded (a) the principal amount of Advances owing to Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Lender's practice, Lender will render a statement of the Loan Account to Borrower. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error), unless Borrower delivers to Lender written notice of any objections which Borrower may have to any such statement on or before the first to occur of (a) thirty (30) days after the date such statement is mailed or otherwise delivered to Borrower, or (b) ten
  (10) days after discovery by Borrower of an error with respect to which Borrower had no knowledge and which could not have been determined after reasonable inquiry during said 30-day period. In the event that Borrower gives timely notice of objection, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

      2.4     Interest on the Advances.

              (a)  Base Rate Advances.  Subject to
  Section 2.4(d), all Base Rate Advances shall bear interest on the daily unpaid principal amount thereof from the date made until paid in full at a fluctuating rate per annum equal to the Base Rate. Base Rate Advances shall be made in minimum amounts of Two Hundred Fifty Thousand Dollars ($250,000).

              (b) LIBOR Advances. Subject to Sections 2.4(d) and 2.4(h), LIBOR Advances shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Spread. Not less than 3 days prior to the occurrence of an Applicable Spread Event, Borrower shall give Lender an Applicable Spread Notice with respect thereto. Thereafter, Borrower shall give Lender written notice of the occurrence of such Applicable Spread Event within 3 days after such occurrence, which notice shall state whether any of the information set forth in the Applicable Spread Notice delivered with respect to such Applicable Spread Event changed since the date of such Notice and, if so, shall describe such change or changes. The Applicable Spread shall be automatically changed to reflect such Applicable Spread Event as of the date Lender receives such notice. Lender shall promptly thereafter confirm in writing to Borrower the new Applicable Spread and the effective date thereof. LIBOR Advances shall be in amounts of One Million Dollars ($1,000,000) or Fifty Thousand Dollar ($50,000) increments in excess thereof. No more than six (6) LIBOR Advances shall be outstanding at any one time. Notwithstanding anything to the contrary contained herein and subject to the default interest provisions contained in Section 2.4(d), if an Event of Default occurs and as a result thereof the Commitment is terminated, all LIBOR Advances will convert to Base Rate Advances upon the expiration of the applicable Interest Periods therefor or the date all Advances become due, whichever occurs first.

              (c)  Interest Payments.  Subject to
  Section 2.4(d), interest accrued on all Advances shall be payable by Borrower, in the manner provided in Section 2.6(b), in arrears on the first Business Day of the first calendar month following the Closing Date, the first Business Day of each succeeding calendar month thereafter, and on the Maturity Date.

              (d) Default Interest. Notwithstanding the rates of interest specified in Sections 2.4(a) and 2.4(b) and the payment dates specified in Section 2.4(c), effective at the option of Lender following the occurrence and during the continuance of any Event of Default, the principal balance of all Advances then outstanding and, to the extent permitted by applicable law, any interest payments not paid when due, shall bear interest, payable upon demand, at a rate which is five percent (5%) per annum in excess of the rate(s) of interest otherwise payable from time to time under this Agreement. Notwithstanding anything to the contrary in any of the other Loan Documents, all other amounts due Lender (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall bear interest from and after demand at the rate set forth in this Section 2.4(d).

              (e) Late Fee. Borrower acknowledges that late payment to Lender will cause Lender to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date, unless waived by Lender, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge which is due hereon and which is not paid within fifteen (15) days after such payment is due, shall be charged by Lender and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower and Lender agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Lender will incur by reason of late payment. Borrower and Lender further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Lender from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Lender. Lender agrees that, notwithstanding the foregoing, no such late charge shall be charged by Lender if the outstanding Advances are then bearing interest at the default rate of interest set forth in Section 2.4(d).

              (f) Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. In computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Advance. Notwithstanding any provision in this Section 2.4, interest in respect of any Advance shall not exceed the maximum rate permitted by applicable law.

              (g) Changes; Legal Restrictions. In the event that, after the Closing Date, (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a court or Governmental Authority or any change in the interpretation or application thereof by a court or Governmental Authority, or (ii) compliance by Lender with any request or directive made or issued after the Closing Date (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority:

                   (A)  subjects Lender to any tax, duty or
        other charge of any kind with respect to the Commitment, this Agreement or any of the other Loan Documents, including the Note, or the Advances or changes the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder, except for net income, gross receipts, gross profits or franchise taxes imposed by any jurisdiction and not specifically based upon loan transactions (all such non-excepted taxes, duties and other charges being hereinafter referred to as "Lender Taxes");

                   (B)  imposes, modifies or holds applicable,
        in the determination of Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Lender or any applicable lending office (except to the extent that the reserve and FDIC insurance requirements are reflected in the "Base Rate" or in determining the LIBOR Rate); or

                   (C)  imposes on Lender any other condition
        materially more burdensome in nature, extent or consequence than those in existence as of the Closing
        Date,

  and the result of any of the foregoing is to increase the cost to Lender of making, renewing, maintaining or participating in the Advances or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Lender, within seven (7) days after Borrower's receipt of written demand, such amount or amounts (based upon a reasonable allocation thereof by Lender to the financing transactions contemplated by this Agreement and affected by this
  Section 2.4(g)) as may be necessary to compensate Lender for any such additional cost incurred or reduced amounts received. Lender shall deliver to Borrower a written statement of the claimed additional costs incurred or reduced amounts received and the basis therefor as soon as reasonably practicable after Lender obtains knowledge thereof. If Lender subsequently recovers any amount of Lender Taxes previously paid by Borrower pursuant to this Section 2.4(g), whether before or after termination of this Agreement, then, upon receipt of good funds with respect to such recovery, Lender will refund such amount to Borrower if no Event of Default or Unmatured Event of Default then exists or, if an Event of Default or Unmatured Event of Default then exists, such amount will be credited to the Obligations in the manner determined by Lender.

              (h)  Certain Provisions Regarding LIBOR Advances.

                   (i) LIBOR Lending Unlawful. If Lender shall determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on the parties hereto) that after the Closing Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for Lender to make or maintain any Advance as a LIBOR Advance, (A) the obligations of Lender to make or maintain any Advances as LIBOR Advances shall, upon such determination, forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist (and Lender shall give notice if such circumstances no longer exist), and (B) if required by such law or assertion, the existing LIBOR Advances shall automatically convert into Base Rate Advances.

                   (ii)  Deposits Unavailable.  If Lender shall
        have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Advances, then, upon notice from Lender to Borrower the obligations of Lender to make or maintain Advances as LIBOR Advances shall forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist. Lender will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that Lender shall not have any liability to any Person with respect to any delay in giving such notice.

                   (iii) Fixed Rate Price Adjustment. Borrower acknowledges that prepayment or acceleration of a LIBOR Advance during an Interest Period shall result in Lender incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. (For all purposes of this subpara-graph (iii), any Advance not being made as a LIBOR Advance in accordance with the Notice of Borrowing therefor, as a result of Borrower's cancellation thereof, shall be treated as if such LIBOR Advance had been prepaid.) Therefore, on the date a LIBOR Advance is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise ("Price Adjustment Date"), Borrower shall pay to Lender (in addition to all other sums then owing), an amount ("Fixed Rate Price Adjustment") equal to the then present value of (A) the amount of interest that would have accrued on the LIBOR Advance for the remainder of the Interest Period at the rate applicable to such LIBOR Advance, less (B) the amount of interest that would accrue on the same LIBOR Advance for the same period if the LIBOR Rate were set on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the LIBOR Rate quoted on the Price Adjustment Date.

              By initialing this provision where indicated
                Borrower waives any right Borrower may have under California Civil Code Section 2954.10 to repay any LIBOR Advances, in whole or in part, without payment of the Fixed Rate Price Adjustment upon acceleration of the maturity date of such Advances, and Borrower further confirms that Lender's agreement to make LIBOR Advances at the interest rates and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by Borrower, for this waiver and agreement.

              BORROWER'S INITIALS:/s/ DML


      Within seven (7) days after Borrower's receipt of written notice from Lender, Borrower shall immediately pay to Lender the Fixed Rate Price Adjustment as calculated by Lender. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

                   (iv)  Borrower understands, agrees and
        acknowledges the following: (A) Lender has no obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Advance or a Fixed Rate Price Adjustment; (B) the LIBOR Rate is used merely as a reference in determining such rate and/or Fixed Rate Price Adjustment; and (C) Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate and a Fixed Rate Price Adjustment. Borrower further agrees to pay the Fixed Rate Price Adjustment and Lender Taxes, if any, whether or not Lender elects to purchase, sell and/or match funds.

      2.5     Fees.

              (a) Commitment Fee. Borrower shall pay to Lender a commitment fee pursuant to a separate agreement between Lender and Borrower.

              (b) Unused Facility Fee. From and after the Closing Date and until the Obligations are paid in full and this Agreement is terminated or, if sooner, the date the Commitment terminates, Borrower shall pay to Lender a fee (the "Unused Facility Fee") accruing at the "Unused Facility Fee Rate" (as that term is hereinafter defined) upon an amount equal to the average daily difference between (x) the Commitment and (y) the aggregate amount of all Advances outstanding hereunder during the Fiscal Quarter in question. The Unused Facility Fee Rate shall be computed as follows:

              (1)  For any Fiscal Quarter in which the average
                     daily principal balance of all outstanding
                     Advances is less than or equal to
                     $55,000,000, the Unused Facility Fee Rate shall be one-quarter of one percent (0.25%) per annum;

              (2)  For any Fiscal Quarter in which the average
                     daily principal balance of all outstanding
                     Advances is greater than $55,000,000, the Unused Facility Fee Rate shall be one-eighth of one percent (0.125%) per annum.

  The Unused Facility Fee shall be payable, in the manner provided in Section 2.5(c), in arrears on the first Business Day in each Fiscal Quarter, beginning with the first Fiscal Quarter after the Closing Date, and ending on the date of payment in full of all Obligations or, if sooner, the date the Commitment terminates, with the Unused Facility Fee to be prorated for any period of less than a Fiscal Quarter.

              (c)  Payment of Fees.  The fees described in this
  Section 2.5 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. All fees shall be payable when due in immediately available funds and shall be nonrefundable when paid. If Borrower fails to make any payment of fees or expenses specified or referred to in this Agreement due to Lender, including without limitation those referred to in this
  Section 2.5, in Section 10.1, or otherwise under this Agreement or any separate fee agreement between Borrower and Lender relating to this Agreement, when due, the amount due shall bear interest until paid at the Base Rate and after ten (10) days at the rate specified in Section 2.4(d) (but not to exceed the maximum rate permitted by applicable law), and shall constitute part of the Obligations.

      2.6  Payments.

              (a) Voluntary Prepayments. Borrower may, upon not less than three (3) Business Days prior written notice to Lender not later than 11:00 A.M. (San Francisco time) on the date given, at any time and from time to time, prepay any Advances in whole or in part. Any notice of prepayment given to Lender under this Section 2.6(a) shall specify the date of prepayment and the aggregate principal amount of the prepayment. In the event of a prepayment of LIBOR Advances, Borrower shall pay any Fixed Rate Price Adjustment payable in respect thereof in accordance with Section 2.4(h).

              (b) Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Lender shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Lender's written wire transfer instructions) of immediately available funds, to Lender not later than 11:00 A.M. (San Francisco time) on the date due; and funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

              (c) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any of the fees specified in
  Section 2.5, as the case may be.



                           ARTICLE 3

                     CONDITIONS TO ADVANCES

      3.1  Conditions to Initial Advances.  The obligation of
  Lender to make the initial Advance shall be subject to the satisfaction or waiver by Lender of each of the following conditions precedent on or before May 15, 1997:

              (a) Borrower Loan Documents. Borrower shall have executed and delivered to Lender each of the following, in form and substance acceptable to Lender:

                     (i)  this Agreement;

                    (ii)  the Note;

                   (iii)  all other documents which Lender
        reasonably requires to be executed by or on behalf of Borrower.

              (b) REIT Loan Documents. The REIT shall have executed and delivered to Lender each of the following, in form and substance acceptable to Lender:

                    (i)  the Guaranty; and

                   (ii)  all other documents which Lender
        reasonably requires to be executed by or on behalf of the REIT.

              (c) Corporate and Partnership Documents. Lender shall have received the corporate and partnership formation and other governing documents of the Borrower and the REIT, and a certificate of each such entity's Secretary or an officer comparable thereto with respect to authorization, incumbency and all organizational documents.

              (d) Solvency. Each of the REIT and Borrower shall be Solvent and shall have delivered to Lender a Solvency
  Certificate to that effect.

              (e)  Fees and Expenses.  Lender shall have
  received all fees then due to Lender and shall have received reimbursement for all costs and expenses for which Borrower is obligated pursuant to Section 10.1 and for which Borrower has received an invoice, and Borrower shall have performed all of its other obligations as set forth in the Loan Documents to make payments to Lender on or before the Closing Date and all expenses of Lender incurred prior to such Closing Date and for which Borrower has received an invoice shall have been paid by Borrower.

              (f)  Opinion of Counsel.  Lender shall have
  received favorable opinions of counsel for Borrower and the REIT dated as of the Closing Date, in form and substance reasonably satisfactory to Lender and its counsel.

              (g)  Consents and Approvals.  All material
  licenses, permits, consents, regulatory approvals and corporate action necessary to enter into the financing transactions contemplated by this Agreement shall have been obtained by Borrower and the REIT.

      3.2 Conditions Precedent to All Advances. The obligation of Lender to make any Advance (including the initial Advance) requested to be made by it, on any date, is subject to the satisfaction or waiver by Lender of the following conditions precedent as of such date:

              (a)  Notice of Borrowing.  With respect to a
  request for an Advance, Lender shall have received, on or before the Funding Date and in accordance with the provisions of Section 2.1(b), an original and duly executed Notice of Borrowing.

              (b) Additional Matters. As of the Funding Date for any Advance and after giving effect to the Advance being requested:

                   (i)  No Default.  After giving effect to the
        requested Advance, no Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the making of the requested Advance (it being intended that Lender shall have no obligation to fund any Advance during the period allowed under this Agreement for cure of any event or condition which, if not cured during such period, would become an Event of Default), and all of the covenants contained in Sections 7.3 and 7.4 and
        Article 8 shall be satisfied;

                   (ii) Representations and Warranties. All of the representations and warranties contained in this Agreement and in any other Loan Document (other than those representations and warranties which expressly provide that they speak as of a certain date (e.g., "as of the Closing Date")) shall be true and correct in all material respects on and as of such Funding Date, as though made on and as of such date, and Borrower shall so certify;

                   (iii)  No Material Adverse Change (Borrower
        and REIT). No change shall have occurred which shall have a Material Adverse Effect on Borrower or the REIT, as determined by Lender;

                   (iv)  Material Adverse Effect (Unencumbered
        Asset). If a change shall have occurred which shall have a Material Adverse Effect on any Unencumbered Asset or the operating performance thereof, as determined by Lender, the Unencumbered Asset Value of such Unencumbered Asset shall not be included in the aggregate Unencumbered Asset Value of the Unencumbered Pool for purposes of
        Section 2.1(a)(i)(y); and

                   (v) Litigation Proceedings. There shall not have been instituted or threatened any litigation or proceeding in any court or before any Governmental Authority affecting or threatening to affect Borrower or the REIT which has a Material Adverse Effect on Borrower or the REIT, as reasonably determined by Lender.

                   (vi)  Compliance with Section 8.3.  Borrower
        shall be in compliance with Section 8.3 after such Advance is made.

  Each submission by Borrower to Lender of a Notice of Borrowing with respect to an Advance and the acceptance by Borrower of the proceeds of such Advance shall constitute a representation and warranty by Borrower as of the Funding Date in respect of such Advance that all the conditions contained in this
  Section 3.2 have been satisfied.


                           ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES

      4.1  Representations and Warranties as to Borrower, Etc.
  In order to induce Lender to make the Advances, Borrower hereby represents and warrants to Lender as follows:

              (a)  Organization; Partnership Powers.  Borrower
  (i) is a limited partnership duly organized, validly existing and in good standing under the laws of Maryland, (ii) is duly qualified to do business as a foreign limited partnership and in good standing under the laws of California and each other jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so quali-fied, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material Adverse Effect on Borrower, and (iii) has all requisite partnership power and authority to own, operate and encumber its Property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Loan Documents.

              (b)  Authority.  Borrower has the requisite
  partnership power and authority to execute, deliver and perform each of the Loan Documents to which it is or will be a party. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary actions. Each of the Loan Documents to which Borrower is a party has been duly and validly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and general equitable principles.

              (c)  Ownership of Borrower.  All of the
  Partnership Units of the Borrower are validly issued and non-assessable and as of the Closing Date are owned of record in the percentage amounts and by the Persons set forth on
  Schedule 4.1(c), as amended from time to time. As of the Closing Date, the REIT owns 21,692,833 Partnership Units of the
  Borrower, free and clear of any Liens. Such Partnership Units were offered and sold in compliance in all material respects with all Requirements of Law (including, without limitation, federal and state securities laws). Except as set forth in
  Schedule 4.1(c), there are no outstanding securities convertible into or exchangeable for Partnership Units of the Borrower, or options, warrants or rights to purchase any such Partnership Units, or commitments of any kind for the issuance of additional Partnership Units or any such convertible or exchangeable securities or options, warrants or rights to purchase such Partnership Units. The REIT is the sole general partner of the Borrower.

              (d) No Conflict. The execution, delivery and performance by Borrower of the Loan Documents to which it is or will be a party, and each of the transactions contemplated thereby, do not and will not (i) conflict with or violate Borrower's limited partnership agreement or certificate of limited partnership or other organizational documents, as the case may be, or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law, Contractual Obligation or Court Order of or binding upon Borrower, which would have a Material Adverse Effect on Borrower or (iii) require termina-tion of any Contractual Obligation, which termination would have a Material Adverse Effect on Borrower or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Properties or assets of Borrower (other than Permitted Liens).

              (e) Consents and Authorizations. Borrower has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents to which Borrower is a party, except to the extent that failure to obtain any such consent or authorization or to effect such notice or filing would not have a Material Adverse Effect on Borrower.

              (f) Governmental Regulation. Neither Borrower nor the REIT is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by the Loan Documents is materially impaired.

              (g)  Financial Statements; Projections and
  Forecasts. Each of the financial statements to be delivered to Lender pursuant to Section 5.1(b) and (c) (i) has been, or will be, as applicable, prepared in accordance with the books and records of the REIT and the Consolidated Entities on a consolidated basis, and (ii) either fairly present in all material respects, or will fairly present in all material respects, as applicable, the financial condition of the REIT and the Consolidated Entities on a consolidated basis, at the dates thereof (and, if applicable, subject to normal year-end adjustments) and the results of its operations and cash flows, on a consolidated basis, for the period then ended. Each of the projections delivered to Lender prior to the date hereof and each of the projected consolidated cash flows to be delivered to Lender pursuant to Section 5.1(e), (A) has been, or will be, as applicable, prepared by the REIT in light of the past business and performance of the REIT or its predecessors in interest on a consolidated basis and (B) represent, or will represent, as of the date thereof, the reasonable good faith estimates of the REIT's financial personnel as of their respective dates.

              (h) Prior Operating Statements. Each of the operating statements pertaining to each of the Unencumbered Assets in the Unencumbered Pool prepared by Borrower and delivered to Lender prior to the date hereof was prepared in accordance with GAAP in effect on the date such operating statement of each Unencumbered Asset was prepared and fairly presents the results of operations of such Unencumbered Asset for the period then ended; provided, however, that no representation is made with respect to any period prior to the ownership of such Unencumbered Asset by Borrower or a Predecessor Entity.

              (i) Unencumbered Pool Statements and Projections. Each of the Unencumbered Pool Statements to be delivered to Lender pursuant to Section 5.1(f) (i) has been or will be, as applicable, prepared in accordance with the books and records of the applicable Unencumbered Asset and (ii) fairly presents or will fairly present in all material respects, as applicable, the results of operations of such Unencumbered Asset for the period then ended; provided, however, that no representation is made with respect to any period prior to the ownership of such Unencumbered Asset by Borrower or a Predecessor Entity.

              (j)  Litigation; Adverse Effects.

                    (i)  Except as otherwise disclosed on
        Schedule 4.1(j), there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending or, to the best of Borrower's knowledge, threatened against Borrower or any Property of Borrower which will result in a Material Adverse Effect on Borrower.

                   (ii) Borrower is not (A) in violation of any applicable law, which violation has a Material Adverse Effect on Borrower, or (B) subject to or in default with respect to any Court Order which has a Material Adverse Effect on Borrower. There are no material Proceedings pending or, to the best of Borrower's knowledge, threatened against Borrower or any Unencumbered Asset, which, if adversely decided, would have a Material Adverse Effect on Borrower.

           (k) No Material Adverse Change. Since the "Closing Date" (as defined in the 1996 Revolving Credit Agreement), there has occurred no event which has a Material Adverse Effect on Borrower, and no material adverse change in Borrower's ability to perform its obligations under the Loan Documents to which it is a party or the transactions contemplated thereby.

           (l) Payment of Taxes. All tax returns and reports to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable (other than real property taxes, which may be paid prior to delinquency so long as no penalty or interest shall attach thereto), except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect on Borrower. Borrower has no knowledge of any proposed tax assessment against Borrower that will have a Material Adverse Effect on Borrower, which is not being actively contested in good faith by Borrower.

           (m) Material Adverse Agreements. Borrower is not a party to or subject to any Contractual Obligation or other restriction contained in its limited partnership agreement, certificate of limited partnership or similar governing documents which has a Material Adverse Effect on Borrower.

           (n) Performance. Borrower is not in default in the performance, observance or fulfillment of any of the obliga-tions, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, will not have a Material Adverse Effect on Borrower.

           (o) Federal Reserve Regulations. No part of the proceeds of the Advances hereunder will be used to purchase or carry any "margin security" as defined in Regulation G or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation G. Neither Borrower nor the REIT is engaged primarily in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U. No part of the proceeds of the Advances hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X or any other regulation of the Federal Reserve Board.

           (p) Disclosure. The representations and warranties of Borrower contained in the Loan Documents and all certifi-cates, financial statements and other documents delivered to Lender in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided no representation is made as to any information in the financial reports for any Real Property prior to its ownership by Borrower. The factual information in any document, certificate or written statement (including, without limitation, the S-11) furnished to the Lender by or on behalf of the REIT or any other Consolidated Entity with respect to the business, assets, prospects, results of opera-tions or financial condition of the REIT, the Borrower or any other Consolidated Entity, including operating statements and Rent Rolls for periods when the Real Property covered by such statements or Rent Rolls is owned by Borrower, for use in connection with the transactions contemplated by this Agreement is true and correct in all material respects. There is no fact known to the REIT, Borrower or any Consolidated Entity that has a Material Adverse Effect on Borrower, the REIT and/or any such Consolidated Entity or could reasonably be expected to have a Material Adverse Effect on Borrower, the REIT and/or any such Consolidated Entity, which has not been disclosed herein or in such other documents, certificates and statements. Borrower has given to Lender true, correct and complete copies of all Major Agreements, organizational documents, financial state-ments of the REIT and the Consolidated Entities, Unencumbered Pool Statements and all other documents and instruments referred to in the Loan Documents as having been delivered to Lender. Borrower has not intentionally withheld any material fact from Lender in regard to any matter raised in the Loan Documents which would cause its representations and warranties to be misleading. Notwithstanding the foregoing, with respect to projections of Borrower's future performance such represen-tations and warranties are made in good faith and to the best judgment of Borrower as of the date thereof.

           (q)  Requirements of Law.  The REIT and the
  Consolidated Entities are in compliance with all Requirements of Law (including without limitation the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and "Blue Sky"
  laws) applicable to it and its respective businesses, in each case, where the failure to so comply will have a Material Adverse Effect on any such Person. The REIT has made all filings with and obtained all consents of the Commission required under the Securities Act and the Securities Exchange Act in connection with the execution, delivery and performance by the REIT of the Loan Documents.

           (r) Patents, Trademarks, Permits, etc. The REIT and the Consolidated Entities own, are licensed or otherwise have the lawful right to use, or have, all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of each such Person's business as currently conducted, the absence of which would have a Material Adverse Effect upon such Person. The use of such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes by each such Person does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any such Person which would have a Material Adverse Effect on any such Person.

           (s)  Environmental Matters.  Except as set forth on
  Schedule 4.1(s) or in any Phase I or other reports delivered to Lender, to the best knowledge of Borrower (i) the operations of the REIT and Borrower comply in all material respects with all applicable, local, state and federal environmental, health and safety Requirements of Law ("Environmental Laws"); (ii) none of the Unencumbered Assets or operations thereon are subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment in violation of any Environmental Laws, which Remedial Action or other Liabilities and Costs would have a Material Adverse Effect on Borrower and/or the REIT;
  (iii) neither the REIT nor the Borrower has filed any notice under applicable Environmental Laws reporting a Release of a Contaminant into the environment in violation of any Environ-mental Laws, except as the same may have been heretofore remedied; (iv) there is not now on or in any Unencumbered Assets (except in compliance in all material respects with all applicable Environmental Laws): (A) any underground storage tanks, (B) any asbestos-containing material, or (C) any polychlorinated biphenyls (PCB's) used in hydraulic oils, electrical transformers or other equipment owned by such Person; and (v) neither the REIT nor Borrower has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment which would have a Material Adverse Effect on the REIT or any of the Consolidated Entities.

           (t) Solvency. Borrower is and will be Solvent after giving effect to the disbursements of the Advances and the payment and accrual of all fees then payable.

           (u) Title to Assets; No Liens. Borrower has good, indefeasible and merchantable title to all Properties owned or leased by it.

           (v)  Management Agreements.  Except as disclosed on
  Schedule 4.1(v) (as amended from time to time), Borrower is not a party or subject to any management or "ground" leasing agreement with respect to any of the Properties included within the Unencumbered Pool.

      4.2 Representations and Warranties as to the REIT. In order to induce Lender to make the Advances, Borrower hereby represents and warrants to Lender as follows:

           (a) Organization; Corporate Powers. The REIT (i) is a corporation duly organized, validly existing and in good standing under the laws of Maryland, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing will not have a Material Adverse Effect on the REIT, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Loan Documents.

           (b) Authority. The REIT has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents to which it is or will be a party. The execu-tion, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by the Board of Directors of the REIT, and no other corporate proceedings on the part of the REIT are necessary to consummate such transactions. Each of the Loan Documents to which the REIT is a party has been duly executed and delivered by the REIT and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and general equitable principles.

           (c) No Conflict. The execution, delivery and performance by the REIT of the Loan Documents to which it is party, and each of the transactions contemplated thereby, do not and will not (i) conflict with or violate its articles of incorporation, by-laws or other organizational documents,
  (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law, Contractual Obligation or Court Order of or binding upon the REIT, which would have a Material Adverse Effect on the REIT, (iii) require termination of any Contractual Obligation, which termination would have a Material Adverse Effect on the REIT, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Properties or assets of the REIT, or (v) require any approval of the stockholders of the REIT.

           (d) Consents and Authorizations. The REIT has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow the REIT to lawfully execute, deliver and perform its obligations under the Loan Documents to which the REIT is a party.

           (e) Capitalization. All of the capital stock of the REIT has been issued in compliance in all material respects with all applicable Requirements of Law.

           (f)  Litigation; Adverse Effects.

                (i)  There is no action, suit, proceeding,
        governmental investigation or arbitration, at law or in equity, by or before any Governmental Authority, pending or, to best of Borrower's knowledge, threatened, against the REIT or any Property of the REIT, which will
        (A) result in a Material Adverse Effect on the REIT,
        (B) materially and adversely affect the ability of any party to any of the Loan Documents to perform its obligations thereunder, or (C) materially and adversely affect the ability of the REIT to perform its obligations as contemplated in the Loan Documents.

                (ii) The REIT is not (A) in violation of any applicable law, which violation has a Material Adverse Effect on the REIT, or (B) subject to or in default with respect to any Court Order which has a Material Adverse Effect on the REIT. There are no Proceedings pending or, to the best of Borrower's knowledge, threatened against the REIT, which, if adversely decided, would have a Material Adverse Effect on the REIT or Borrower.

           (g) No Material Adverse Change. Since the "Closing Date" (as defined in the 1996 Revolving Credit Agreement), there has occurred no event which has a Material Adverse Effect on the REIT, and no material adverse change has occurred in the REIT's ability to perform its obligations under the Loan Documents to which it is a party or the transactions contemplated thereby.

           (h) Payment of Taxes. All tax returns and reports to be filed by the REIT have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns have been paid when due and payable, except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable would not have, in the aggregate, a Material Adverse Effect on the REIT. The REIT has no knowledge of any proposed tax assessment against the REIT that would have a Material Adverse Effect on the REIT, which is not being actively contested in good faith by the REIT.

           (i) Material Adverse Agreements. The REIT is not a party to or subject to any Contractual Obligation or other restriction contained in its charter, by-laws or similar governing documents which has a Material Adverse Effect on the REIT or the ability of the REIT to perform its obligations under the Loan Documents to which it is a party.

           (j) Performance. The REIT is not in default in the performance, observance or fulfillment of any of the obliga-tions, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect on the REIT.

           (k) Disclosure. The representations and warranties of the REIT contained in the Loan Documents, and all certifi-cates, financial statements and other documents delivered to Lender in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The REIT has not intentionally withheld any material fact from Lender in regard to any matter raised in the Loan Documents which would cause its representations and warranties to be misleading. Notwithstanding the foregoing, with respect to projections of the REIT's future performance such representations and warranties are made in good faith and to the best judgment of the management of the REIT as of the date thereof.

           (l) ERISA. Neither the REIT nor any ERISA Affiliate thereof (including, for all purposes under this Section 4.2(1), Borrower and the other Consolidated Entities) has in the past five (5) years maintained or contributed to or currently maintains or contributes to any Benefit Plan other than the Benefit Plans identified on Schedule 4.2(1) (as such Schedule may be amended from time to time). Neither the REIT nor any ERISA Affiliate thereof has during the past five (5) years maintained or contributed to or currently maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to retirees other than benefits required to be provided under
  Section 4980B of the Code and Sections 601 through 608 of ERISA (or any successor provisions thereto) or applicable state law. Neither the REIT nor any ERISA Affiliate thereof is now contributing nor has it ever contributed to or been obligated to contribute to any Multiemployer Plan, no employees or former employees of the REIT, or such ERISA Affiliate, have been covered by any Multiemployer Plan in respect of their employ-ment by the REIT, and no ERISA Affiliate of the REIT has or is likely to incur any withdrawal liability with respect to any Multiemployer Plan which would have a Material Adverse Effect on the REIT.

           (m) Solvency. The REIT is and will be Solvent after giving effect to the disbursements of the Advances and the payment and accrual of all fees then payable.

           (n) Status as a REIT. The REIT (i) shall for its first taxable year elect to qualify (but has not so elected as of the Closing Date), and for each subsequent taxable year shall maintain its classification, as a real estate investment trust as defined in Section 856 of the Code, (ii) has not engaged in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Code, (iii) for its current "tax year" (as defined in the Code) is, and for all taxable years subsequent to its election to be a real estate investment trust shall remain, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code and (iv) its ownership and method of operation enable it to meet the requirements for taxation as a real estate investment trust under the Code.

           (o) Ownership. As of the Closing Date, the REIT does not own or have any direct interest in any other Person, other than its ownership of the general partnership interests in Borrower.

           (p) NYSE Listing. The common stock of the REIT is, and is reasonably expected to be, listed for trading and traded on the New York Stock Exchange.


                           ARTICLE 5

                      REPORTING COVENANTS

           Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitment and termination of this
  Agreement:

      5.1  Financial Statements and Other Financial and
  Operating Information. Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of quarterly and annual financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared on a consolidated basis for the REIT and the other Consolidated Entities from such system and records. Borrower shall deliver or cause to be delivered to Lender (and delivery of any of the following to the Agent under the 1996 Credit Agreement shall constitute delivery hereunder):

           (a) Commission Filings. Promptly following their filing with the Commission, copies of all required reports and filings filed with the Commission, including, without limitation, the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q, registration statements, proxy statements and the annual reports delivered to the shareholders of the REIT and the Consolidated Entities.

           (b)  Annual Financial Statements.  Within ninety
  (90) days after the close of each Fiscal Year, consolidated balance sheets, statements of operations, stockholders' equity and cash flows for the REIT and the Consolidated Entities (in the form provided to the Commission on the REIT's Form 10-K), audited and certified without qualification by the Accountants and accompanied by a statement that, in the course of their audit (conducted in accordance with generally accepted auditing standards), the Accountants obtained no knowledge that an Event of Default or Unmatured Event of Default occurred. To the extent Lender desires additional details or supporting informa-tion with respect to Unconsolidated Joint Ventures or individual Properties which are not Unencumbered Assets within the Unencumbered Pool and which details and information are not contained in the REIT's Form 10-K, Borrower shall provide Lender with such details or supporting information as Lender requests which is reasonably available to Borrower. Without limiting the foregoing, at Lender's request, within ninety
  (90) days after the end of each Fiscal Year, Borrower, with respect to Real Property which is not included within the Unencumbered Pool, shall provide to Lender operating statements and a schedule setting forth the percentage of leasable area leased to tenants in occupancy, with footnotes indicating which leases are in default in rent payments by more than forty-five
  (45) days (other than technical, nonmaterial disputes concerning percentage rentals due) and any other material provisions in respect to which Borrower has issued a notice of default, for each such Real Property.

           (c) Quarterly Financial Statements Certified by CFO. As soon as practicable, and in any event within forty-five
  (45) days after the end of each Fiscal Quarter, consolidated balance sheets, statements of operations, stockholders' equity and statements of cash flow for the REIT and the Consolidated Entities, which may, in the case of the first three Fiscal Quarters, be in the form provided to the Commission on the REIT's Form 10-Q, and certified by the REIT's chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

           (d) Officer's Certificate of Borrower. (i) Together with each delivery of any financial statement pursuant to subsection (c) above, an Officer's Certificate of the REIT, stating that the executive officer who is the signatory thereto (which officer shall be the chief executive officer, the chief operating officer, the chief financial officer or the chief accounting officer of the REIT) has reviewed, or caused under his or her supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the REIT and the Consolidated Entities during the accounting period covered by such financial statements of the REIT and the Consolidated Entities, and that such review has not disclosed the existence at the end of such accounting period, and that the signers do not have knowledge of the existence as of the date of the Officer's Certificate, of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto; and (ii) together with each delivery pursuant to subsection (c), above, a Compliance Certificate demonstrat-ing in reasonable detail (which detail shall include actual calculations and such supporting information as Lender may reasonably require) compliance at the end of such accounting periods with the covenants contained in Section 7.3 and
  Article 8.

           (e) Cash Flow Projections. As soon as practicable, and in any event, within one hundred twenty (120) days after the end of each Fiscal Year projected consolidated cash flows for the REIT and the Consolidated Entities for such Fiscal Year. Borrower shall also provide such additional supporting details as Lender may reasonably request.

           (f) Unencumbered Pool Statements and Operating Results. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, quarterly operating statements, in a form approved by Lender, which operating statements shall include actual quarterly and year-to-date operating income results, Rent Rolls for each Unencumbered Asset within the Unencumbered Pool dated as of the last day of such Fiscal Quarter (the "Quarterly Unencumbered Pool Statements"), in form and substance satisfactory to Lender, certified as being true and correct in all material respects by the REIT's chief financial officer, chief accounting officer, chief executive officer or chief operating officer. In addition, as soon as practicable, and in any event within forty-five (45) days after the end of the fourth Fiscal Quarter, a year-end operating statement, in form approved by Lender, which operating statement shall include year-to-date net operating income and net cash flow results for each Unencumbered Asset within the Unencumbered Pool dated as of the last day of such Fiscal Quarter (collectively, with the Quarterly Unencumbered Pool Statements, the "Unencumbered Pool Statements"). Lender shall have the right to request the foregoing information with respect to any Real Property owned by the REIT or any Consolidated Entity.

           (g) Budgets for Unencumbered Pool. Not later than one (1) day prior to the beginning of each Fiscal Year, annual operating budgets (including, without limitation, overhead items and capital expenditures) for each Unencumbered Asset in the Unencumbered Pool for the immediately following Fiscal Year, prepared on an annual basis, in a form approved by Lender, together with all supporting details reasonably requested by Lender, and certified by the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the REIT as being based upon the REIT's reasonable good faith estimates, upon information and assumptions at the time.

           (h)  [Intentionally Left Blank.]

           (i) Knowledge of Event of Default. Promptly upon a Responsible Official of Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Unmatured Event of Default or (ii) of any condition or event which has a Material Adverse Effect on Borrower or the REIT, an Officer's Certificate specifying the nature and period of existence of any such condition or event and what action Borrower and/or the REIT has taken, is taking and proposes to take with respect thereto.

           (j)  Litigation, Arbitration or Government
  Investigation. Promptly upon a Responsible Official of Borrower or the REIT obtaining knowledge of (i) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or the REIT not previously disclosed in writing by Borrower to Lender pursuant to this Section 5.1(j), or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, has a Material Adverse Effect on Borrower or the REIT, a notice thereof to Lender and such other information as may be reasonably available to it to enable Lender and its counsel to evaluate such matters.

           (k) ERISA Termination Event. As soon as possible, and in any event within thirty (30) days after a Responsible Official of Borrower or the REIT knows that a Termination Event has occurred, a written statement of the chief financial officer of the REIT describing such Termination Event and the action, if any, which Borrower, the REIT or any ERISA Affiliate of any of them has taken, is taking or proposes to take, with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

           (l) Prohibited ERISA Transaction. As soon as possible, and in any event within thirty (30) days, after a Responsible Official of Borrower, the REIT or any ERISA Affiliate of any of them knows that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code and which is not subject to a statutory or prohibited transaction class exemption) has occurred, a statement of the chief financial officer of the REIT describing such transaction.

           (m) Benefit Plan Annual Report. On request of Lender, within thirty (30) days after the filing thereof with the DOL, the IRS or the PBGC, copies of each annual report, including Schedule B thereto, filed with respect to each Benefit Plan of Borrower, the REIT or any ERISA Affiliate of any of them.

           (n) Benefit Plan Funding Waiver Request. Within thirty (30) days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan of Borrower, the REIT or any ERISA Affiliate of any of them and all communications received by Borrower, the REIT or any ERISA Affiliate of any of them with respect to such request.

           (o) Establishment of Benefit Plan and Increase in Contributions to the Benefit Plan. Not less than ten (10) days prior to the effective date thereof, a notice to Lender of the establishment of a Benefit Plan (or the incurrence of any obligation to contribute to a Multiemployer Plan) by Borrower, the REIT or any ERISA Affiliate of any of them. Within thirty
  (30) days after the first to occur of an amendment of any then existing Benefit Plan of Borrower, the REIT or any ERISA Affiliate of any of them which will result in an increase in the benefits under such Benefit Plan or a notification of any such increase, or the establishment of any new Benefit Plan by Borrower, the REIT or any ERISA Affiliate of any of them or the commencement of contributions to any Benefit Plan to which Borrower, the REIT or any ERISA Affiliate of any of them was not previously contributing, a copy of said amendment, notification or Benefit Plan.

           (p) Qualification of ERISA Plan. Promptly upon, and in any event within thirty (30) days after, receipt by Borrower, the REIT or any ERISA Affiliate of any of them of an unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, a copy of said determination letter, if such disqualification would have a Material Adverse Effect on Borrower or the REIT.

           (q) Multiemployer Plan Withdrawal Liability. Promptly upon, and in any event within thirty (30) days after receipt by Borrower, the REIT or any ERISA Affiliate of any of them of a notice from a Multiemployer Plan regarding the imposition of material withdrawal liability, a copy of said notice.

           (r) Failure to Make Section 412 Payment. Promptly upon, and in any event within thirty (30) days after, Borrower, the REIT or any ERISA Affiliate of any of them fails to make a required installment under subsection (m) of Section 412 of the Internal Revenue Code or any other payment required under
  Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure, if such failure could result in either the imposition of a Lien under said Section 412 or otherwise have or could reasonably be anticipated to have a Material Adverse Effect on Borrower or the REIT.

           (s) Failure of the REIT to Qualify as Real Estate Investment Trust. Promptly upon, and in any event within forty-eight (48) hours after a Responsible Official of Borrower first has actual knowledge of (i) the REIT failing to continue to qualify as a real estate investment trust as defined in
  Section 856 of the Internal Revenue Code (or any successor provision thereof), (ii) any act by the REIT causing its election to be taxed as a real estate investment trust to be terminated, (iii) any act causing the REIT to be subject to the taxes imposed by Section 857(b)(6) of the Internal Revenue Code (or any successor provision thereto), or (iv) the REIT failing to be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code, a notice of any such occurrence or circumstance.

           (t) Asset Acquisitions and Dispositions, Indebted-ness, Merger, Etc. Without limiting any restriction in the Loan Documents, concurrently with notice to Borrower's priority mailing list and in all events not later than any public disclosure, written notice of any material investments (other than in Cash Equivalents), material acquisitions, asset purchases, dispositions, disposals, divestitures or similar transactions involving Property, the raising of additional equity or the incurring or repayment of material Debt, or any material merger, by or with Borrower or the REIT, and, promptly upon consummation of such transaction, a Compliance Certifi-cate, in form and substance reasonably acceptable to Lender, demonstrating in reasonable detail (which detail shall include actual calculations and such supporting information as Lender may reasonably require) compliance, after giving effect to such proposed transaction(s), with the covenants contained in
  Section 7.3 and Article 8.  For purposes of this
  Section 5.1(t), any investment, acquisition, asset purchase, disposition, disposal, divestiture, merger or similar transaction shall be considered "material" if it involves assets exceeding five percent (5%) of the Borrower's assets (as existing prior to giving effect to such transaction) or if it involves the acquisition or disposition of Real Property. Borrower's written notice of each Real Property acquisition or disposition shall contain a description of all improvements which are a part of such Real Property, the square footage of such improvements, the acquisition or disposition price and such other information with respect thereto reasonably requested by the Lender.

           (u) Other Information. Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession of the REIT or Borrower with respect to (i) the Unencumbered Assets or any other assets of the REIT or Borrower (either on an individual or an aggregate basis), (ii) any material change in the REIT's investment, finance or operating policies, or (iii) the REIT's, the Borrower's or any other Consolidated Entity's business, condition (financial or otherwise), operations, performance, properties or prospects as Lender may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), Rent Rolls, lease expiration reports, leasing status reports, note payable summaries, bullet note summaries, equity funding requirements, contingent liability summaries, line of credit summaries, line of credit collateral summaries, wrap note or note receivable summaries, schedules of outstanding letters of credit, summaries of cash and Cash Equivalents, projections of leasing fees and overhead budgets. Provided that Lender gives Borrower reasonable prior notice and an opportunity to participate, Borrower hereby authorizes Lender to communicate with the Accountants and authorizes the Accountants to disclose to Lender any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral informa-tion, that such accountants may have with respect to the Unencumbered Assets or Borrower's or the REIT's condition (financial or otherwise), operations, properties, performance and prospects. Concurrently therewith, Lender will notify Borrower of any such communication at Lender's request, Borrower shall deliver a letter addressed to the Accountants instructing them to disclose such information in compliance with this Section 5.1(u).

           (v) Press Releases; SEC Filings and Financial Statements. Telephonic or telecopy notice to Lender concurrently with or prior to issuance of any material press release concerning the REIT or Borrower and, as soon as practicable after filing with the Commission, all reports and notices, proxy statements, registration statements and prospectuses of the REIT. All materials sent or made available generally by the REIT to the holders of its publicly-held Securities or filed with the Commission, including all periodic reports required to be filed with the Commission, will be delivered to Lender as soon as available.

           (w) Accountant Reports. Copies of all reports prepared by the Accountants and submitted to Borrower or the REIT in connection with each annual, interim or special audit or review of the financial statements or practices of Borrower or the REIT, including the comment letter submitted by the Accountants in connection with their annual audit.

      5.2 Environmental Notices. Borrower shall notify Lender, in writing; as soon as practicable, and in any event within ten
  (10) days after a Responsible Official of Borrower's or the REIT's learning thereof, of any: (a) written notice or claim to the effect that Borrower or the REIT is or may be liable to any Person as a result of any material Release or threatened Release of any Contaminant into the environment (b) written notice that Borrower or the REIT is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (c) written notice that any Property is subject to an Environmental Lien;
  (d) written notice of violation to Borrower or the REIT or awareness of a condition which might reasonably result in a notice of violation of any Environmental Laws by Borrower or the REIT; (e) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental Laws; (f) written notice from a Governmental Authority of any changes to any existing Environmental Laws that will have a Material Adverse Effect on the operations of Borrower or the REIT; or (g) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by Borrower that, to the best of Borrower's knowledge, could subject Borrower or the REIT to environmental, health or safety Liabilities and Costs that will have a Material Adverse Effect on Borrower or the REIT. With regard to the matters referred to in clauses (a) through (e) above, the same shall apply in respect of each Unencumbered Asset only if the matter will have a Material Adverse Effect on such Uncumbered Asset and, in the case of other Real Property of Borrower or the REIT, only if the matter will have a Material Adverse Effect on Borrower or the REIT.

      5.3 Confidentiality. Confidential information obtained by Lender pursuant to this Agreement or in connection with the Advances shall not be disseminated by Lender and shall not be disclosed to third parties except to regulators, taxing authorities and other Governmental Authorities having jurisdiction over Lender or otherwise in response to Requirements of Law, to its auditors and legal counsel and in connection with regulatory, administrative and judicial proceedings as necessary or relevant including enforcement proceedings relating to the Loan Documents. In connection with disclosures of confidential information to any non-governmental third-party, Lender shall, to the extent feasible and permitted, give prior notice of such request to Borrower; however, Lender shall not incur any liability to Borrower for failure to do so. For purposes hereof, "confidential information" shall mean all nonpublic information obtained by Lender, unless and until such information becomes publicly known, other than as a result of unauthorized disclosure by Lender of such information.


                           ARTICLE 6

                     AFFIRMATIVE COVENANTS

           Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitment and termination of this
  Agreement:

      6.1  With Respect to Borrower:

           (a) Existence. Borrower shall at all times maintain its existence as a limited partnership and preserve and keep in full force and effect its rights and franchises unless the failure to maintain such rights and franchises does not have a Material Adverse Effect on Borrower.

           (b) Qualification, Name. Borrower shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have a Material Adverse Effect on Borrower. Borrower will transact business solely in its own name.

           (c)  Compliance with Laws, Etc.  Borrower shall
  (i) comply with all Requirements of Law, and all restrictive covenants affecting Borrower or the Properties, performance, prospects, assets or operations of Borrower, and (ii) obtain as needed all Permits necessary for its operations and maintain such in good standing, except in each of the foregoing cases where the failure to do so will not have a Material Adverse Effect on Borrower.

           (d)  Payment of Taxes and Claims.  Borrower shall pay
  (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or Property before any penalty or interest accrues thereon, the failure to make payment of which will have a Material Adverse Effect on Borrower, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to Borrower, which have become due and payable and which by law have or may become a Lien other than a judgment lien upon any of Borrower's Properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto. Notwithstanding the foregoing, Borrower may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any taxes, assessments, other governmental charges or claims described above, provided that Borrower shall provide such security as may be reasonably required by Lender to insure ultimate payment of the same and to prevent any sale or forfeiture of any of Borrower's Property (or any portion thereof or interest therein), provided however, that the provisions of this
  Section 6.1(d) shall not be construed to permit Borrower to contest the payment of any obligations or any other sums payable by Borrower to Lender hereunder or under any other Loan Document. Notwithstanding any of the foregoing, Borrower shall indemnify, defend and save Lender harmless from and against any liability, cost or expense of any kind that may be imposed on Lender in connection with any such contest and any loss resulting therefrom.

           (e) Maintenance of Properties; Insurance. Borrower shall maintain in good repair, working order and condition, excepting ordinary wear and tear, all of its Property and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower shall maintain: (a) insurance with responsible companies in such amounts and against such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates, (b) insurance required by any Governmental Authority having jurisdiction over Borrower, and
  (c) all other insurance reasonably required by Lender from time to time.

           (f) Inspection of Property; Books and Records; Discussion. Borrower shall permit, and shall cause the REIT to permit, any authorized representatives designated by Lender to visit and inspect, upon reasonable prior notice, any of its Properties (subject to rights of tenants), including all Unencumbered Assets, to inspect financial and accounting records and leases, and to make copies and take extracts therefrom, all at such times during normal business hours and as often as Lender may reasonably request. In connection therewith, Borrower shall pay all expenses required by
  Section 10.1. Borrower will keep proper books of record and account in which entries, in conformity with GAAP and as otherwise required by this Agreement and applicable Requirements of Law, shall be made of all dealings and transactions in relation to its businesses and activities and as otherwise required under Section 5.1.

           (g) Maintenance of Permits, Etc. Borrower will maintain in full force and effect all Permits, franchises, patents, trademarks, trade names, copyrights, authorizations or other rights necessary for the operation of its business, except where the failure to obtain any of the foregoing would not have a Material Adverse Effect on Borrower; and notify Lender in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any material Permit, patent, trademark, trade name, copyright, governmental approval, franchise authorization or right.

           (h) Conduct of Business. Except for Investments expressly permitted pursuant to Section 8.2 and investments in Cash and Cash Equivalents, Borrower shall engage only in the business of acquiring, developing, owning, operating and managing income producing Office Properties within the continental United States and any business activities and investments of Borrower incidental thereto.

           (i) Use of Proceeds. Borrower shall use the proceeds of the Advances only for pre-developments costs, development costs, acquisition costs, capital improvements, working capital, equity investments, repayment of Indebtedness, including required interest and/or principal payments thereon and for any other general corporate purposes, including distributions permitted hereunder.

      6.2  With Respect to the REIT:

           (a) Corporate Existence. The REIT shall at all times maintain its corporate existence and preserve and keep in full force and effect its rights and franchises unless the failure to maintain such rights and franchises will not have a Material Adverse Effect on the REIT.

           (b) Qualification, Name. The REIT shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have a Material Adverse Effect on the REIT. The REIT will transact business solely in its own name.

           (c) Securities Law Compliance. The REIT shall comply in all material respects with all rules and regulations of the Commission and file all reports required by the Commission relating to the REIT's publicly-held Securities.

           (d)  Continued Status a REIT; Prohibited
  Transactions. The REIT (i) will continue to be a real estate investment trust as defined in Section 856 of the Internal Revenue Code (or any successor provision thereto), (ii) will not revoke its election (once made) to be a real estate investment trust, (iii) will not engage in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Internal Revenue Code (or any successor provision thereto), and
  (iv) will continue to be entitled to a dividend paid deduction meeting the requirements of Section 857 of the Internal Revenue Code.

           (e)  NYSE Listed Company.  The common stock of the
  REIT shall at all times be listed for trading on the New York
  Stock Exchange.

           (f)  Compliance with Laws, Etc.  The REIT shall
  (i) comply with all Requirements of Law and restrictive covenants affecting the REIT and (ii) obtain as needed all Permits necessary for its operations and maintain such in good standing, except in each of the foregoing cases where the failure to do so will not have a Material Adverse Effect on the REIT.

           (g)  Payment of Taxes and Claims.  The REIT shall pay
  (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or Property before any penalty or interest accrues thereon, the failure to make payment of which will have a Material Adverse Effect on the REIT, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to the REIT, which have become due and payable and which by law have or may become a lien other than a judgment lien upon any of the REIT's Properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto. Notwithstanding the foregoing, REIT may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any taxes, assessments, other governmental charges or claims described above, provided that REIT shall provide such security as may be required by Lender to insure ultimate payment of the same and to prevent any sale or forfeiture of any of the REIT's Property (or any portion thereof or interest therein), provided, however, that the provisions of this Section 6.2(g) shall not be construed to permit REIT to contest the payment of any Obligations or any other sums payable by REIT to Lender hereunder or under any other Loan Document. Notwithstanding any of the foregoing, REIT shall indemnify, defend and save Lender harmless from and against any liability, cost or expense of any kind that may be imposed on Lender in connection with any such contest and any loss resulting therefrom.

           (h) Net Offering Proceeds. Unless otherwise agreed in writing by Lender, the REIT shall immediately contribute any Net Offering Proceeds to Borrower.


                           ARTICLE 7

                       NEGATIVE COVENANTS

           Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitment and termination of this
  Agreement:

      7.1 With Respect to all Parties. Neither Borrower nor the REIT shall:

           (a)  Restrictions on Fundamental Changes.

                (i) The REIT and Consolidated Entities shall not enter into any merger, consolidation or reorganization or any sale of all or a substantial portion of the assets of the REIT and the Consolidated Entities, taken as a whole, or liquidate, wind up or dissolve, except that
        (1) any Person engaged in the development and operation of class A suburban Office Properties may merge or consolidate with and into the REIT, the Borrower or any other Consolidated Entity, provided (A) no Event of Default or event which, with the giving of notice or the passage of time or both, could become an Event of Default, then exists or would result therefrom, (B) the REIT, Borrower or such Consolidated Entity, as the case may be, is the surviving entity, (C) Lender reasonably determines that such merger or consolidation will not have a Material Adverse Effect on the Borrower or the REIT and (D) the Borrower delivers to Lender, prior to the REIT, the Borrower or such Consolidated Entity becoming obligated (conditionally or otherwise) to proceed with such transaction, a certificate, in form and substance and in such detail as Lender may reasonably require, of the REIT's chief financial officer, chief executive officer or chief operating officer demonstrating compliance with this Agreement on a proforma basis giving effect to such transaction, and (2) Borrower and the REIT may acquire interests in the CMBS Entities and Borrower may contribute assets to such CMBS Entities;

                (ii)  Change its Fiscal Year; or

                (iii) Engage in any line of business other than as expressly permitted under Section 6.1(h).

           (b) ERISA. Permit any ERISA Affiliates to do any of the following to the extent that such act or failure to act would result in the aggregate, after taking into account any other such acts or failure to act, in a Material Adverse Effect on Borrower or the REIT:

                (i)  Engage, or knowingly permit an ERISA
        Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 407 or 408 of ERISA or Section 4975(d) of the Code for which a class exemption is not available or a private exemption has not been previously obtained from the DOL;

                (ii)  Permit to exist any accumulated funding
        deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived;

                (iii)  Fail, or permit an ERISA Affiliate to
        fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan if such failure could result in the imposition of a Lien or otherwise would have a Material Adverse Effect on Borrower or the REIT;

                (iv) Terminate, or permit an ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of Borrower or an ERISA Affiliate under Title IV of ERISA or the REIT; or

                (v)  Fail, or permit any ERISA Affiliate to
        fail, to pay any required installment under section (m) of
        Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment, if such failure could result in the imposition of a Lien or otherwise would have a Material Adverse Effect on Borrower or the REIT.

           (c) Debt and Guaranty Obligations. Create, incur or assume any Debt or Guaranty Obligations except:

                (i) Subject to Section 8.4, below, Debt from financial institutions which are not Affiliates of the Borrower or any Consolidated Entity which is secured by Real Property;

               (ii)  the City National Bank Loan;

              (iii)  Guaranty Obligations which do not exceed
        Five Hundred Thousand Dollars ($500,000);

               (iv) publicly-issued indebtedness or privately-placed unsecured fixed rate term Debt;

                (v)  the Contribution Agreement;

               (vi)  the WFB Swap Agreement; or

              (vii)  Debt under the 1996 Revolving Credit
        Agreement.

      7.2 Amendment of Constituent Documents. The Borrower shall not materially amend its partnership agreement or certificate of limited partnership without the prior written consent of Lender, except as may be required by applicable law or to comply with Section 6.2(d). The REIT shall not materially amend its articles of incorporation or by-laws without the prior written consent of Lender, except (i) as required by applicable law or (ii) as may be required to comply with Section 6.2(d).

      7.3 Minimum Ownership Interest of Richard Ziman. Richard Ziman shall at all times retain directly or indirectly ownership (the "Ownership Interest"), in the aggregate, of no less than sixty-five percent (65%) of the Capital Stock of the REIT and Partnership Units of Borrower owned, directly or indirectly, by Richard Ziman upon completion of the offering of the REIT's common stock as set forth in the S-11; provided, however, that Partnership Units may be exchanged for Capital Stock of the REIT; and provided further, however, that Richard Ziman may transfer some or all of his Capital Stock of the REIT and Partnership Units of Borrower to an inter vivos trust over which he holds the power of revocation or to his wife or his children or a trust for the benefit of his wife or children; and provided further, however, that neither any such trust, his wife nor any of his children (collectively, together with Richard Ziman, the "Family") may transfer any interest in such Capital Stock or Partnership Units to any Person other than another Family member.

      7.4 Management. Richard Ziman shall not cease to be active on a full-time, continuing basis in the senior management of Borrower and the REIT; provided, however, that, if due to death or incapacity, Richard Ziman is unable to act in such capacity, Borrower shall have one hundred twenty
  (120) days to obtain the approval of Lender with respect to the new management. In the event Borrower shall fail to obtain approval of Lender within such 120-day period, then Borrower shall, at the election and upon the demand of Lender pay in full all Obligations under the Loan Documents not later than sixty (60) days after the end of such 120-day period, whereupon this Agreement and all Commitments shall be terminated. No further Advances shall be permitted until Borrower shall have obtained approval of Lender under this Section 7.4.

      7.5 Margin Regulations. No portion of the proceeds of any Advances shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, U or X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the applicable Funding Date.

      7.6 Organization of Borrower, Etc. Borrower shall remain a Maryland limited partnership with the REIT as its sole general partner. At no time shall Borrower be taxed as an association under the Internal Revenue Code.

      7.7  With Respect to the REIT:

           (a) The REIT shall not own any material assets or engage in any line of business other than the ownership of the partnership interests described in Section 4.2(o) and as otherwise permitted under Section 7.1(a) and Section 8.2.

           (b) The REIT shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Debt, except the obligations and other Indebtedness of Borrower, and Indebtedness constituting obligations of its Consolidated
  Entities or Unconsolidated Joint Ventures and obligations under the Guaranty.

           (c) The REIT shall not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property or assets except Liens in favor of Lender securing the Obligations.

           (d) The REIT will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in Borrower held as of the Closing Date, except to secure the Obligations.


                           ARTICLE 8

                      FINANCIAL COVENANTS

           Borrower covenants and agrees that, on and after the date of this Agreement and until payment in full of all the Obligations, the expiration of the Commitment and the termination of this Agreement:

      8.1  Distributions.

           (a) Subject to subsection (b) below, aggregate distributions to shareholders of the REIT and all limited partners of Borrower shall not exceed, for any four (4) consecutive Fiscal Quarters, ninety-five percent (95%) of Funds from Operations. For purposes of this Section 8.1, the term "distributions" shall mean all dividends and other distributions to, and the repurchase of stock or limited partnership interests from, the holder of any equity interests in Borrower or the REIT (other than the redemption of limited partnership interests in Borrower in exchange for REIT stock).

           (b) Aggregate distributions during the continuance of any Event of Default shall not exceed the lesser of (i) the aggregate amount permitted to be made during the continuance thereof under subsection (a) above, and (ii) the minimum amount that the REIT must distribute to its shareholders in order to avoid federal tax liability and to remain qualified as a real estate investment trust as defined in Section 856 of the Code.

      8.2  Investments; Asset Mix.

           (a) The REIT shall not at any time make or own any Investment in any Person, or purchase, lease or own any other asset or property, except (i) any Investment in the Borrower,
  (ii) any Investment in the CMBS Entities, (iii) any Capital Stock in the Consolidated Entities (other than the Borrower), and (iv) any cash or other property that is being distributed to the shareholders of the REIT substantially contemporaneously with the REIT's receipt of such cash or other property.

           (b) Except as permitted under Section 7.1(a), the Borrower shall not at any time make or own any Investment in any Person, or purchase, lease or own any Real Property or other asset, except that the Borrower may own or lease the following, subject to the limitations set forth below:


       Asset Type                         Limitation on Value
                                          for Each Asset Type
                                          at the Time of
                                          Determination
  1. Wholly-Owned Office Property
              and related Property       Unlimited

  2. Wholly-Owned Land                   5% of Gross Asset Value

  3. Wholly-Owned Real Property
       (other than Office Properties
       or Land referred to in
              clause 2)                  10% of Gross Asset Value

  4. Wholly-owned Capital Stock of
              any corporation            10% of Gross Asset Value

  5. Investment Mortgages                15% of Gross Asset Value

  6. Wholly-owned Capital Stock of
       Joint Ventures (other than
              corporations)              15% of Gross Asset Value

  7. Construction in Progress
       (exclusive of tenant
              improvements)              12.5% of all Office Properties
                                         (based on the total gross
                                         leasable area, measured in square
                                         feet) (provided that
                                         this category shall
                                         not, with respect to
                                         any construction in
                                         progress (for any
                                         Office Property) which
                                         is not pre-leased on a
                                         basis consistent with
                                         the leasing criteria
                                         set forth in this
                                         Agreement, exceed 7%
                                         of the total gross
                                         leasable area,
                                         measured in square
                                         feet, of all Office
                                         Properties)

           Notwithstanding the foregoing, Investments and other assets in the foregoing categories 2 through 6 may not, in the aggregate exceed, at any time, 25% of Gross Asset Value. All values of Investments and other assets shall be the original cost of such Investments and assets, except as otherwise expressly provided.

      8.3  Minimum Unencumbered Pool.  The aggregate
  Unencumbered Asset Value of the Unencumbered Pool shall not, at any time, be less than 200% of the unsecured Total Liabilities
  (including, without limitation, all "Line B Advances" as defined in the 1996 Revolving Credit Agreement) of the REIT and the Consolidated Entities.

      8.4 Secured Debt. The aggregate amount of all Debt secured by Real Property shall not, at any time, exceed 35% of Gross Asset Value.

      8.5 Financial Covenants in 1996 Revolving Credit Agreement. Borrower shall comply (subject to any applicable cure period) with the covenants contained in Sections 9.1, 9.2, 9.3, 9.4 and 9.6 of the 1996 Revolving Credit Agreement without regard to whether the 1996 Revolving Credit Agreement has been terminated.


                           ARTICLE 9

             EVENTS OF DEFAULT; RIGHTS AND REMEDIES

      9.1 Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

           (a) Failure to Make Payments When Due. Borrower shall fail to pay (i) any amount due on the Maturity Date,
  (ii) any principal when due, or (iii) any interest on any Advance, or any fee or other amount payable under any Loan Documents within three (3) days after the same becomes due.

           (b) Distributions. Borrower or the REIT shall breach any covenant set forth in Section 6.2(d) or 8.1.

           (c) Borrower shall fail to satisfy any financial covenant set forth in Article 8.

           (d) Other Defaults. Borrower or the REIT shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on Borrower or the REIT under this Agreement or under any of the other Loan Documents (other than as described in any other provision of this Section 9.1), and such failure shall continue for thirty (30) days after Borrower or the REIT knew of such failure (or such lesser period of time as is mandated by applicable Requirements of
  Law).

           (e) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower or the REIT to Lender herein or in any of the other Loan Documents or in any statement, certificate or financial statements at any time given by Borrower pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

           (f) Default as to Other Debt. The REIT or Borrower or any other Consolidated Entity shall have defaulted (beyond any applicable grace period) under any Debt of such party (other than the Obligations) if the aggregate amount of such other Debt is One Million Dollars ($1,000,000) or more and such default shall not have been cured or waived; provided, however, that the foregoing $1,000,000 limitation shall be increased to Ten Million Dollars ($10,000,000) in the case of Nonrecourse Debt.

           (g)  Involuntary Bankruptcy; Appointment of Receiver, etc.

                (i)  An involuntary case shall be commenced
        against the REIT or Borrower or any other Consolidated Entity and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction shall enter a decree or order for relief in respect of any such Person in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law; or

                (ii)  A decree or order of a court having
        jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the REIT or Borrower or any other Consolidated Entity, or over all or a substantial part of the property of any such Person, shall be entered; or an interim receiver, trustee or other custodian of any such Person or of all or a substantial part of the property of any such Person, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of any such Person, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

           (h) Voluntary Bankruptcy; Appointment of Receiver, Etc. The REIT or Borrower or any other Consolidated Entity shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; any such Person shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the general partner of Borrower or any other Consolidated Entity or the REIT's Board of Directors (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

           (i) Judgments and Attachments. (i) Any money judgment (other than a money judgment covered by insurance but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) shall be entered or filed against the REIT, Borrower, any other Consolidated Entity or their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or (ii) any judgment or order of any court or administra-tive agency awarding material damages shall be entered against any such Person in any action under the Federal securities laws seeking rescission of the purchase or sale of, or for damages arising from the purchase or sale of, any Securities, such judgment or order shall have become final after exhaustion of all available appellate remedies and, in Lender's judgment, the payment of such judgment or order would have a Material Adverse Effect on such Person.

           (j) Dissolution. Any order, judgment or decree shall be entered against the REIT, Borrower or any other Consolidated Entity decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or the REIT or Borrower shall otherwise dissolve or cease to exist.

           (k)  Loan Documents.  If for any reason any Loan
  Document shall cease to be in full force and effect and such condition or event shall continue for fifteen (15) days after Borrower or the REIT knew of such condition or event.

           (l) ERISA Liabilities. Any Termination Event occurs which will or is reasonably likely to subject Borrower or the REIT or any ERISA Affiliate of any of them to a liability which Lender reasonably determines will have a Material Adverse Effect on Borrower or the REIT, or the plan administrator of any Benefit Plan applies for approval under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Lender reasonably determines that the business hardship upon the Section 412(d) waiver was based will or would reasonably be anticipated to subject Borrower or the REIT to a liability which Lender determines will have a Material Adverse Effect on Borrower or the REIT.

           (m) Environmental Liabilities. Borrower or the REIT becomes subject to any Liabilities and Costs which Lender reasonably deems to have a Material Adverse Effect on such Person arising out of or related to (i) the Release or threatened Release at any Property of any Contaminant into the environment, or any Remedial Action in response thereto, or
  (ii) any violation of any Environmental Laws.

           (n) Solvency. Borrower or the REIT shall cease to be Solvent.

           (o) Breach of Guaranty. The REIT shall fail to duly and punctually perform or observe any agreement, covenant or obligation under its Guaranty.

           (p) Sole General Partner. The REIT shall cease to be the sole general partner of Borrower or cease to own 51% or more of the Partnership Units of Borrower.


           (q) 1996 Revolving Credit Agreement. An "Event of Default" occurs under the 1996 Revolving Credit Agreement and/or an "Event of Default" occurs under any "Loan Document" (as defined in the 1996 Revolving Credit Agreement), which has not been waived or cured.

           An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with
  Section 10.4.

      9.2  Rights and Remedies.

           (a) Acceleration, Etc. Upon the occurrence of any Event of Default described in the foregoing Section 9.1(g) or 9.1(h) with respect to the REIT or Borrower or any other Consolidated Entity, the Commitment shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Advances shall automatically become immediately due and payable, with all additional interest, fees, costs and expenses from time to time accrued thereon and/or payable hereunder, and without presentment, demand or protest or other requirements of any kind (including, without limitation, valuation and appraise-ment, diligence, presentment, notice of intent to demand or accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower, and the obligation of Lender to make any Advances hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, (i) declare that the Commitment is terminated, whereupon the Commitment and the obligation of Lender to make any Advance hereunder shall immediately terminate, and/or (ii) declare the unpaid principal amount of, any and all accrued and unpaid interest on the Advances and all of the other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower. Without limiting Lender's authority hereunder, on or after the Maturity Date, Lender may exercise any or all rights and remedies under the Loan Documents or applicable law.

           (b) Access to Information. Notwithstanding anything to the contrary contained in the Loan Documents, upon the occurrence of and during the continuance of an Event of Default, Lender shall be entitled to request and receive, by or through Borrower or appropriate legal process, any and all information concerning the REIT, Borrower, or any Property of any of them, which is reasonably available to or obtainable by Borrower.

           (c) Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives, to the extent permitted by law, the benefit of all valuation, appraisal and exemption laws.

           (d) Waivers, Amendments and Remedies. No delay or omission of Lender to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatso-ever shall be valid unless in a writing signed by Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Lender until the Obligations have been paid in full, the Commitment has expired or terminated and this Agreement has been terminated.


                           ARTICLE 10

                         MISCELLANEOUS

      10.1  Expenses.

           (a) Generally. Borrower agrees to pay, or reimburse Lender for, within seven (7) days after receipt of written demand, all of Lender's external audit, legal, appraisal, valuation and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the fees and charges of outside appraisers and reasonable fees, expenses and disbursements of Lender's internal appraisers, environmental advisors or legal counsel) incurred by Lender at any time (whether prior to, on or after the date of this Agreement) in connection with (i) its own audit and investigation of Borrower and the REIT; (ii) the negotiation, preparation and execution of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article 3), and the other Loan Documents and the making of the Advances; (iii) review and investigation of Real Property which is proposed for inclusion within the Unencumbered Pool and Unencumbered Assets within the Unencumbered Pool; (iv) administration of this Agreement, the other Loan Documents, and the Advances, including, without limitation, consultation with attorneys in connection therewith; and (v) the protection, collection or enforcement of any of the Obligations.

           (b) After Event of Default. Borrower further agrees to pay, or reimburse Lender, for all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable attorneys' fees and disbursements of one law firm incurred by Lender after the occurrence and during the continuance of an Event of Default (i) in enforcing any Obligation or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connec-tion with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding;
  (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower or the REIT and related to or arising out of the transactions contemplated hereby; or (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise).

      10.2 Indemnity. Borrower further agrees to defend, protect, indemnify and hold harmless Lender, its Affiliates and its officers, directors, employees, agents, attorneys and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article 3) (collectively called the "Indemnitees") from and against any and all Liabilities and Costs imposed on, incurred by, or asserted against such Indemnitees (whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or in equity, and based upon contract or otherwise, including any liability and costs arising as a result of a "prohibited transaction" under ERISA to the extent arising from or in connection with the past, present or future operations of the REIT or Borrower or their respective predecessors in interest) in any manner relating to or arising out of this Agreement, or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Advances and the management of the Advances, or the use or intended use of the proceeds of the Advances (collectively, the "Indemnified Matters"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to (a) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section 2.4(g) or any other provision of this Agreement, and
  (b) Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of, all Indemnified Matters incurred by the Indemnitees.

      10.3 Change in Accounting Principles and "Funds from Operations" Definition. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements delivered to Lender pursuant to the terms hereof are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the REIT or Borrower with the agreement of its Accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found herein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the REIT and the Consolidated Entities shall be the same after such changes as if such changes had not been made. The definition of "Funds from Operations" set forth in Article 1 is based upon the definition of "Funds From Operations" promulgated by the National Association of Real Estate Investment Trusts and effective as of January 1, 1996 (the "NAREIT Definition"). If the NAREIT Definition is modified after the date of this Agreement, the parties hereto agree to enter into negotiations if any party so requests in order to amend the definition of "Funds from Operations" set forth in this Agreement to make it consistent with the modified NAREIT Definition; provided however, that if the effect of such change in the definition of "Funds from Operations" is to restrict the amount of distributions permitted under this Agreement to amounts less than what are required to maintain the REIT's status as a real estate investment trust under the Code, then Borrower shall be permitted to make the minimum distribution necessary to maintain the REIT's status as a real estate investment trust under the Code so long as such distribution would have been permitted under the "Funds from Operations" definition in effect as of the Closing Date.

      10.4 Amendments and Waivers. (a) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of Lender, and (b) no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom, shall in any event be effective without the written agreement of Lender, which Lender shall have the right to grant or withhold at its sole discretion. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other further notice or demand in similar or other circumstances.

      10.5 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

      10.6 Notices and Delivery. Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Business Day if such telecopy is received on a non-Business Day or after 5:00 p.m. on a Business Day) or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to Lender pursuant to
  Article 2 shall not be effective until received by Lender. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this
  Section 10.6) shall be as set forth below each party's name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

      10.7 Survival of Warranties, Indemnities and Agreements. All agreements, representations, warranties and indemnities made or given herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Advances hereunder and such indemnities shall survive termination hereof.

      10.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

      10.9 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender or Lender exercises its right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

      10.10 Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby, provided, however, that if the rates of interest or any other amount payable hereunder, or the collectibility thereof, are declared to be or become invalid, illegal or unenforceable, Lender's obligation to make Advances shall not be enforceable.

      10.11 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

      10.12  Governing Law; Waiver.  THIS AGREEMENT SHALL BE
  GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE
  WITH, THE LAWS OF THE STATE OF CALIFORNIA.

      10.13 Limitation of Liability. To the extent permitted by applicable law, no claim may be made by Borrower or any other Person against Lender, or the affiliates, directors, officers, employees, attorneys or agents of Lender, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower and Lender hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

      10.14 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lender. Borrower's rights and interests hereunder and under the other Loan Documents, and Borrower's duties and Obligations hereunder and under the other Loan Documents, shall not be assigned or otherwise transferred without the prior written consent of Lender. Without first obtaining the written consent of Borrower, which consent shall not be unreasonably withheld, Lender shall not assign all or any portion of its rights and obligations under this Agreement or any other Loan Document.

      10.15  Consent to Jurisdiction and Service of Process:
  Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE AND ALL JUDICIAL PROCEEDINGS BROUGHT BY BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION HAVING SITUS WITHIN THE BOUNDARIES OF THE FEDERAL COURT DISTRICT OF THE SOUTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE SIGNATURE PAGES HEREOF. BORROWER AND LENDER IRREVOCABLY WAIVE (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (B) ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

      10.16 Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which, taken together, shall constitute but one and the same instrument. This Agreement shall become effective when
  (i) Borrower and Lender have duly executed and delivered signature pages of this Agreement to each other and (ii) Lender has received all fees due under this Agreement. Lender shall send written confirmation of the Closing Date to Borrower promptly following the occurrence thereof. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually and directly inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

      10.17  Performance of Obligations.  Borrower agrees that
  Lender may, but shall have no obligation to, make any payment or perform any act required of Borrower under any Loan Document which Borrower has failed to make or do.

      10.18 Construction. The parties to this Agreement acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

      10.19 Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embodies the entire agreement and supersede all prior agreements, written and oral, relating to the subject matter hereof.

           IN WITNESS WHEREOF, this Agreement has been duly executed as of the date set forth above.


  BORROWER:                  ARDEN REALTY LIMITED PARTNERSHIP,
                             a Maryland limited partnership

                        By:  ARDEN REALTY, INC.,
                             a Maryland corporation,
                             Its sole general partner


                             By /s/ Diana M. Laing
                                Diana Laing
                                Its Chief Financial Officer



    ADDRESS FOR NOTICE AND DELIVERY:

    Arden Realty Limited Partnership
    9100 Wilshire Boulevard, Suite 700
    Beverly Hills, CA  90212
    Attention:  Ms. Diana Laing

    Tel: (310) 271-8600
    Fax: (310) 274-6218




  LENDER:                    WELLS FARGO BANK, NATIONAL ASSOCIATION,
                               as a Lender


                     By /s/ Andrew Downs
                            Andrew Downs
                            Its Vice President


    ADDRESS FOR NOTICE AND DELIVERY:

    Wells Fargo Bank, N.A.
    Real Estate Group
      MAC 2064-129
    333 South Grand Avenue, 12th Floor
    Los Angeles, California 90071
    Attention:  Mr. Andrew Downs

    Tel: (213) 253-7344
    Fax: (213) 620-1460



    LIBOR OFFICE:

    Real Estate Group        Disbursement Center
    2120 East Park Place, Suite 100
    El Segundo, California 90245
    Attention:  Ms. Ann Colvin

    Tel: (310) 335-9458
    Fax: (310) 615-1014



                             Schedule 1.1A


                       Applicable Spread



  Total Liabilities to Gross Asset Value        Applicable Spread

  Less than or equal to 35%                     1.20%

  Greater than 35%, but less than 45%           1.30%

  Equal to or greater than 45%                  1.45%

                           Schedule 4.1(j)


                           Litigation



                             None.

                            Schedule 4.1(s)


                     Environmental Matters



                             None.

                            Schedule 4.1(v)


                     Management Agreements



                             None.

                            Schedule 4.2(l)


                         Benefit Plans



  Arden Realty 401(k) Plan and Trust, pursuant to Agreement dated
  December 30, 1996, by and between Arden Realty Limited Partnership and Victor J. Coleman